UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BLUE COAT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

TO THE STOCKHOLDERS OF BLUE COAT SYSTEMS, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Coat Systems, Inc. (the “Company”), which will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Thursday, October 7, 2010, at 4:00 p.m., local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY. Returning the proxy or voting by telephone or on the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. However, if your shares are held for you by a broker, bank or other nominee, you must obtain a proxy from that nominee and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

On behalf of the Board of Directors, I express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Brian M. NeSmith
Brian M. NeSmith
President and Chief Executive Officer

Sunnyvale, California

August 20, 2010

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2010

The Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Coat Systems, Inc. (the “Company”) will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Thursday, October 7, 2010, at 4:00 p.m. local time for the following purposes:

1.	To elect six directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011;

3.	To amend the share reserve under the Company’s 2007 Stock Incentive Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

This Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.edocumentview.com/bcsi. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

Only stockholders of record at the close of business on August 18, 2010 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California, during ordinary business hours for ten days prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Betsy E. Bayha
Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

August 20, 2010

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ARE THE RECORD HOLDER OF THE SHARES AND ATTEND THE ANNUAL MEETING, YOU MAY CHANGE YOUR PROXY VOTE AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2010

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Blue Coat Systems, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Thursday, October 7, 2010, at 4:00 p.m. local time, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to stockholders on or about August 25, 2010.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of the Company’s common stock (“Common Stock”) are entitled to vote at the Annual Meeting. At the close of business on August 18, 2010, the record date for determining the holders of Common Stock entitled to vote at the Annual Meeting (the “Record Date”), there were 42,723,585 shares of Common Stock outstanding. Each holder of a share of Common Stock is entitled to one vote per share. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the votes represented by the Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given.

Votes Required

Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The six nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted for purposes of the election of directors. Stockholders may not cumulate votes in the election of directors.

Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not have an effect on the outcome of the proposal.

Proposal 3. The affirmative vote of a majority of those shares present in person, or represented by proxy, at the Annual Meeting and entitled to vote on the matter is required to amend the Company’s 2007 Stock Incentive Plan. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not have an effect on the outcome of the proposal.

Voting of Shares

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2 and FOR Proposal No. 3. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders shall be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. The Company may reimburse those persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile or other means by the Company’s directors, officers, or employees acting without special compensation. The Company has engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 are available at www.edocumentview.com/bcsi. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Six directors are being nominated for re-election to the Board of Directors by the holders of the Company’s Common Stock (the “Nominees”). These directors are Brian M. NeSmith, David W. Hanna, James A. Barth, Keith Geeslin, Carol G. Mills and James R. Tolonen. In light of the present business commitments of Timothy A. Howes, who currently serves as a director, the Board has determined not to propose Dr. Howes for re-election to the Board. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below, unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Company’s present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

The Company’s Corporate Governance Guidelines provide that the size of its Board may be from five to nine directors. By resolution of the Board, the Company presently has established the size of its Board as seven directors. All directors are elected annually.

Nominees for Directors

Set forth below are the name, age, position of and biographical information about each Nominee, as of the date of this Proxy Statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	48	President, Chief Executive Officer and Director
David W. Hanna	71	Chairman of the Board and Director
James A. Barth	67	Director
Keith Geeslin	57	Director
Carol G. Mills	57	Director
James R. Tolonen	61	Director

Brian M. NeSmith has served as President, Chief Executive Officer and a director of the Company since March 1999. His extensive background with the Company provides continuity to the Board and enables him to bring a historical perspective to discussions of the Company’s strategies and plans. As well, Mr. NeSmith’s involvement in the Company’s day to day business and strong strategy experience enables him to provide insight and perspective with respect to the Board’s decisions and advice. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of the VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

David W. Hanna has served as a director of the Company since October 1996 and as Chairman of the Board of Directors of the Company since February 2001. From December 1998 to March 1999, Mr. Hanna also served as the Company’s interim President and Chief Executive Officer. His extensive background with the Company provides continuity to the Board and enables him to bring a historical perspective to discussions of the Company’s strategies and plans. Mr. Hanna has served as Chairman of the Board of Tropos Networks, Inc., a provider of metro-scale wireless mesh network systems, since January 2002 and also served as that company’s

Chief Executive Officer from January 2002 to January 2004. Mr. Hanna also served as Chairman of the Board of Internet America, Inc., a provider of dial-up Internet access, from October 2004 to June 2005. From March 1998 to March 2000, Mr. Hanna served as President and Chief Executive Officer of Sage Software, Inc., a financial software company. Mr. Hanna served as President and Chief Executive Officer of State of the Art, Inc., a financial software developer, from November 1993 until March 1998. In addition, Mr. Hanna has served as Chairman, CEO and/or President of The Hanna Group since 1984; Hanna Capital Management since 1998; and Hanna Ventures since 1999. Mr. Hanna holds a B.S. in Business Administration from the University of Arizona. In addition to his experience as a corporate executive, Mr. Hanna also has extensive experience in sales of technology equipment and sales strategy and participates in many of the Company’s sales management events and sales strategy sessions, which enables him to provide advice to the Board and to Company management in the area of sales and marketing.

James A. Barth has served as a director of the Company since January 2005. Since September 2007, Mr. Barth has been Chief Financial Officer and a director of Proximex Corporation, a developer of intelligent surveillance management software. From September 2004 to September 2007, Mr. Barth was co-founder, Chief Executive Officer and a director of Proximex Corporation. From March 1999 to September 2004, Mr. Barth was Chief Financial Officer of NetIQ Corporation, a provider of integrated systems and security management software solutions. He was also Vice President and then Senior Vice President of Finance and Administration during this period. From November 1997 until it was sold to Sterling Software in March 1999, Mr. Barth served as Vice President and Chief Financial Officer of Interlink Computer Sciences, Inc., a developer of enterprise networking software designed for the IBM mainframe platform. From 1980 to November 1997, Mr. Barth served as Chief Financial Officer at several other high technology companies, including eleven years at Rational Software Corporation, a provider of integrated software tools. Mr. Barth holds a B.S. in Business Administration from the University of California at Los Angeles and is a Certified Public Accountant (currently inactive). Mr. Barth brings extensive financial, operational and accounting experience, including practical experience as a former chief financial officer of various enterprise software companies, to the Board and to the Audit Committee. Mr. Barth also advises on matters of accounting theory and corporate governance. He works closely with the Company’s Finance department to provide oversight on matters affecting revenue, risk, public reporting and accounting.

Keith Geeslin has served as a director of the Company since June 2006. Mr. Geeslin has been a partner at Francisco Partners, a private equity firm, since January 2004. Prior to joining Francisco Partners, Mr. Geeslin spent 19 years with the Sprout Group, a venture capital firm. Mr. Geeslin joined Sprout in 1984, became a General Partner in 1988, and became Sprout’s Managing Partner in 2000. Earlier in his career, he was the general manager of a division of Tymshare, Inc., a provider of public computer and network services, and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin serves on the board of directors of CommVault Systems, Inc., Hypercom Corporation and Synaptics Incorporated. Mr. Geeslin holds a B.S. in Electrical Engineering and an M.S. in Engineering-Economic Systems, both from Stanford University, as well as an M.A. in Philosophy, Politics and Economics from Oxford University. With his extensive venture capital and private equity experience, Mr. Geeslin contributes to the Board an investor’s perspective on financial and strategic matters. His service as an outside director of other entities enables him to provide valuable insight on governance and business strategy. Mr. Geeslin presently serves on the Special Committee, discussed below, that is responsible for investigating our stock option accounting matters.

Carol G. Mills has served as a director of the Company since January 2009. Ms. Mills presently is an independent consultant. She served as Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Prior to joining Juniper Networks, Ms. Mills was an independent consultant from 2003 until November 2004. From July 1998 to 2002, Ms. Mills was the President and Chief Executive Officer of Acta Technology, Inc., an enterprise data infrastructure company that was acquired by Business Objects in late 2002. From 1993 to 1998, Ms. Mills was General Manager of the Unix Server Group at the Hewlett-Packard Company,

a computer and electronics company. Prior to 1993, Ms. Mills held several other executive positions at Hewlett-Packard Company. Ms. Mills currently serves on the Board of Directors of Tekelec Corporation and Adobe Systems Inc. and is chairperson of their respective executive compensation committees. Ms. Mills is also the Executive Chairperson of Xactly Corporation, a private software company. Ms. Mills holds a M.B.A. from Harvard Business School and a B.A. in Economics from Smith College. Ms. Mills is our first female Board member, and brings significant management experience in technology-based firms and extensive experience in public company executive and equity compensation, as well as governance matters, to the Board and to the Compensation Committee.

James R. Tolonen has served as a director of the Company since May 2008. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A. a company which provided enterprise software solutions. He was responsible for all of its finance and administration functions commencing in January 2003 until its acquisition by SAP AG in January 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider focused on the videogame market, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC end user security and performance software provider, from April 1998 to September 1998, and as a member of its Board of Directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. He has been a member of the Board of Directors of Taleo Corporation, an on-demand workforce talent management software company, since August 2010, and serves on its Audit Committee. Mr. Tolonen holds a B.S. in Mechanical Engineering and a M.B.A. from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant. Mr. Tolonen brings extensive financial, operational and accounting experience, including practical experience as a former chief financial officer of several enterprise software companies, to the Board and to the Audit Committee. He works closely with the Company’s Finance department to provide oversight on matters affecting revenue, risk, public reporting and accounting. Mr. Tolonen presently serves on the Special Committee, discussed below, that is responsible for investigating our stock option accounting matters.

Each of Ms. Mills and Messrs. Barth, Geeslin, Hanna, NeSmith and Tolonen was recommended for nomination by the Nominating/Corporate Governance Committee, and was nominated for election by the full Board of Directors. The Board of Directors previously nominated Mr. Geeslin pursuant to an agreement the Company entered into with certain entities affiliated with Francisco Partners and Sequoia Capital in June 2006, as described below under “Certain Relationships and Related Transactions—Transactions with Francisco Partners”. That agreement expired in December 2007. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. Each of Ms. Mills and Messrs. Barth, Geeslin, Hanna, NeSmith and Tolonen are incumbent directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

Board Leadership Structure and Committee Composition

The Company has separated the position of Chairman of the Board and Chief Executive Officer since the Company first became a public reporting company in 1999. The Company believes that this is the appropriate leadership structure, as it permits our Chief Executive Officer, Mr. NeSmith, to focus his attention on running the business and developing corporate strategy, while our Chairman of the Board, Mr. Hanna, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, and the Nominating/Corporate Governance Committee.

The current membership of the standing committees is as follows:

Board Member	Audit	Compensation	Stock Option	Nominating/ Corporate Governance
Brian M. NeSmith			X
David W. Hanna				Chairman
James A. Barth	Chairman			X
Keith Geeslin		X
Timothy A. Howes	X	X
Carol G. Mills		Chairman	X
James R. Tolonen	X

Audit Committee. The Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s independent registered public accounting firm. During the fiscal year ended April 30, 2010 (“fiscal 2010”), the Audit Committee held eight meetings.

The Audit Committee regularly reviews and reassesses the adequacy of its Audit Committee Charter. A copy of the current Audit Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

Three non-management directors currently comprise the Audit Committee: Mr. Barth, Dr. Howes and Mr. Tolonen. Mr. Barth served as Chairman of the Audit Committee during fiscal 2010 and continues to serve as Chairman of the Audit Committee.

The Company’s Board of Directors has determined that each of Mr. Barth and Mr. Tolonen qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee (i) is independent as defined in applicable NASDAQ rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Additionally, the Board of Directors has determined that each of Mr. Barth and Mr. Tolonen has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee. The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews the performance of the Company’s executive officers, establishes compensation programs for the executive officers (including salary and short and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers the Company’s stock incentive plans and awards. During fiscal 2010, the Compensation Committee held ten meetings.

Three non-management directors currently comprise the Compensation Committee: Ms. Mills; Mr. Geeslin; and Dr. Howes. Ms. Mills served as Chairman of the Compensation Committee during fiscal 2010 and continues to serve as Chairman of the Compensation Committee.

The Compensation Committee regularly reviews and reassesses the adequacy of its Compensation Committee Charter. A copy of the current Compensation Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

The Chief Executive Officer (“CEO”), Chief Financial Officer, General Counsel and Vice President, Human Resources of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. As discussed in the “Compensation Discussion and Analysis,” below, the CEO makes recommendations to the Compensation Committee regarding the compensation of the Company’s executives and participates in discussions of such compensation. From time to time, other members of management and company personnel may attend Compensation Committee meetings to provide presentations and where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the CEO) is present during deliberations and voting with respect to the CEO’s performance or compensation.

The Compensation Committee may retain, at the Company’s expense, independent compensation consultants. The Compensation Committee was advised by AON/Radford as an independent compensation consultant with respect to the fiscal 2010 executive compensation program and the Company’s fiscal 2010 director compensation program. Compensia, Inc., an independent compensation consulting firm that had been retained by management in February 2009, also assisted by providing survey research, peer data and other materials that were shared with the Compensation Committee in connection with its review and determination of fiscal 2010 executive compensation. In August 2009, after interviewing several independent compensation consulting firms, the Compensation Committee retained Compensia, Inc. to provide it with advice for the remainder of fiscal 2010, including with respect to the establishment of executive and director compensation for fiscal 2011.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this Proxy Statement, the Compensation Committee has not delegated such authority. However, the authority of the Compensation Committee overlaps, in part, with that of the Stock Option Committee, which was established by the Board of Directors and has more limited authority.

Stock Option Committee. The Stock Option Committee of the Board of Directors (the “Stock Option Committee”) is authorized to approve certain equity awards under the Company’s 2007 Stock Incentive Plan. The Stock Option Committee may only approve awards (a) to individuals who are not directors or executive officers and who do not directly report to a Stock Option Committee member, and (b) where the award per grantee does not exceed 40,000 shares (in the event of options or stock appreciation rights) or 10,000 shares (in the event of restricted stock or stock units). Two directors currently comprise the Stock Option Committee: Mr. NeSmith, who is the Company’s CEO; and Ms. Mills, who is not a member of management and who was appointed to the Stock Option Committee on May 1, 2009.

The Stock Option Committee regularly reviews and reassesses the adequacy of its Stock Option Committee Charter. A copy of the current Stock Option Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at www.bluecoat.com/aboutus/investor_relations.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee of the Board of Directors (the “Nominating/Corporate Governance Committee”) oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During fiscal 2010, the Nominating/Corporate Governance Committee held two meetings.

Two non-management directors currently comprise the Nominating/Corporate Governance Committee: Messrs. Barth and Hanna, each of whom was a member of the Nominating/Corporate Governance Committee during fiscal 2010. Mr. Hanna served as Chairman of the Nominating/Corporate Governance Committee during fiscal 2010 and continues to serve as Chairman of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee regularly reviews and reassesses the adequacy of its Nominating/Corporate Governance Committee Charter. A copy of the current Nominating /Corporate Governance Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

Information on the Company’s website, however, does not form a part of this Proxy Statement.

Special Committees. From time to time, the Board of Directors may establish special purpose committees to address specific matters or issues, such as litigation. In its fiscal year ended April 30, 2007 (“fiscal 2007”), the Company established a Special Committee in connection with the investigation of its historical stock option practices and subsequent restatement, which is described in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Background of the Stock Option Investigation, Findings, Restatement of Consolidated Financial Statements, Remedial Measures and Related Proceedings” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2006 (“fiscal 2006”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2007. The Company is also subject to various litigation and other proceedings arising out of the matters addressed in that investigation. These proceedings are discussed in Part 1, Item 3 of the Company’s Annual Report on Form 10-K for fiscal 2010, which was filed with the SEC on June 7, 2010. The Company established a new Special Committee, comprised of directors Messrs. Geeslin and Tolonen, on June 25, 2008 to address certain matters involved in these proceedings. This Special Committee is still active. When this Proxy Statement references matters that relate to the Stock Option Investigation, it is referencing the matters discussed in this paragraph.

Board’s Role in Risk Oversight

The Board of Directors as a whole has ultimate responsibility for risk oversight and the standing Committees of the Board of Directors assist in fulfilling this responsibility. In particular, the Audit Committee oversees risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk assessment and management, and the Company’s exposure to material financial risk and management’s efforts to monitor and control such exposure. The Compensation Committee oversees the Company’s compensation programs and reviews the conduct incented by those programs, including the impact on risk-taking by the Company’s executive officers and employees, as further described below under “Compensation Related Risk.” The Nominating/Corporate Governance Committee oversees the organization, membership and structure of the Company’s Board of Directors and the Company’s corporate governance practices. The Committee members regularly report to the full Board of Directors on material developments in their areas of oversight.

Board Nomination Process

When reviewing a potential candidate for nomination as director, including incumbents,, the Nominating/Corporate Governance Committee will consider the perceived needs of the Board of Directors and the candidate’s relevant background, experience, skills and expected contributions. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that has diversity of experience at policy-making levels in business, government, and technology, and in areas that are relevant to the Company’s current and evolving global activities. Although the Company does not have an express diversity policy, the Nominating/Corporate Governance Committee considers personal characteristics of a candidate, including gender, ethnicity and age, as relevant to enhance the breadth of perspectives represented on the Board of Directors. The Nominating/Corporate Governance Committee believes that members of the Board of Directors should be able to work constructively with the other directors, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. Members of the Board of Directors must have an inquisitive and objective perspective, mature judgment, and be available to dedicate the time required for service on the Board of Directors. They also must have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated. Members of the Board of Directors are expected to rigorously prepare for, attend, and participate in all meetings of the Board of Directors and applicable committees. As well, under the Company’s Corporate Governance Guidelines, directors may not serve on more than four additional public company boards of directors, and the Chief Executive Officer may not serve on more than two additional public company boards of directors. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may consider such other factors, from time to time, as it deems are in the best interests of the Company and its stockholders.

The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating/Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, it may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. As part of the nominating process, all incumbent directors and non-incumbent nominees are required to submit a completed form of directors’ and officers’ questionnaire and incumbent directors may be required to participate in a peer-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating/Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to the Corporate Secretary of Blue Coat Systems, Inc. at 420 North Mary Avenue, Sunnyvale, CA 94085 or by fax at 1 408-220-2175 (with a confirmation copy sent by mail). The written notice must include the candidate’s name, biographical data and qualifications and attach a written consent from the candidate agreeing to be named as a nominee and to serve as a director if elected. Candidates recommended by the Company’s stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings and Attendance

During fiscal 2010, the Board of Directors held 16 meetings. Each of the directors participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of a committee of the Board of Directors on which each such director then served. The independent members of the Board of Directors regularly meet in executive sessions.

The Company encourages attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. At the Company’s 2009 Annual Meeting of Stockholders (held on October 30, 2009),

the members of the Board of Directors in attendance and available for questions were Messrs. NeSmith, Barth and Tolonen, Ms. Mills and Dr. Howes.

Code of Business Conduct

The Company’s Board of Directors has adopted a Code of Business Conduct, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct is applicable to all of the Company’s directors, officers and employees. The Code of Business Conduct is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. Upon request to the Company’s Secretary, the Company will provide a copy of the Code of Business Conduct free of charge. Any substantive amendment of the Code of Business Conduct, and any waiver of the Code of Business Conduct for executive officers or directors, will be made only after approval by the Company’s Board of Directors or a committee of the Board, and will be disclosed on the Company’s Web site. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

Independence of Directors

The Company’s Board of Directors has reviewed the criteria for determining the independence of the Company’s directors under NASDAQ Rule 5605, Item 407(a) of Regulation S-K and the Company’s Corporate Governance Guidelines. It has affirmatively determined that each of Messrs. Barth, Geeslin, Hanna and Tolonen, Ms. Mills and Dr. Howes is independent under such criteria. Accordingly, during fiscal 2010 and continuing through the date of this Proxy Statement, the Company’s Board of Directors has been comprised of a substantial majority of directors who qualify as independent directors under the rules adopted by the SEC and NASDAQ, as supplemented by the Company’s Corporate Governance Guidelines.

In considering the independence of the Company’s directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions,” below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of the Company’s directors.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s independent registered public accounting firm, and meets with the independent registered public accounting firm on a regular basis without management present. The Company’s management has primary responsibility for preparing the Company’s financial statements and managing its financial reporting process, and for internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on its assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management on the basis of the information it receives, its discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee reviewed and discussed the audited financial statements with the Company’s management and Ernst & Young.

•

The Audit Committee discussed with Ernst & Young the matters required to be discussed by Codification of Statements on Auditing Standards, AU 380, SAS 99 (Consideration of Fraud in a Financial Statement Audit), and other topics as required by the SEC and Public Company Accounting Oversight Board (“PCAOB”).

•

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with Ernst & Young their independence. On that basis, the Audit Committee believes that Ernst & Young is independent.

Aggregate fees for professional services rendered for the Company by Ernst & Young for the fiscal years ended April 30, 2010 and 2009, were:

	April 30,
	2010	2009
Audit Fees	$1,761,720	$2,264,627
Audit-Related Fees	36,000	564,440
Tax Fees	11,204	193,629

TOTAL	$1,808,924	$3,022,696

Audit fees for the fiscal years ended April 30, 2010 and 2009 were for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of the Company’s internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required in international locations, and consents filed with various registration statements. Audit-Related Fees for the fiscal year ended April 30, 2010 were primarily for audit activity in connection with the Company’s acquisition of a majority interest in S7 Software Solutions Pvt. Ltd. (“S7”), which was completed on January 25, 2010. Audit-Related Fees for the fiscal year ended April 30, 2009 were for audit activity in connection with the Company’s acquisition of Packeteer, Inc. (“Packeteer”), which was completed on June 6, 2008; and audit activity related to the registration statement filed on Form S-3, related to the issuance of the Company’s zero coupon senior convertible notes and associated warrants in a private placement on June 2, 2008. Tax fees for the fiscal years ended April 30, 2010 and 2009 were for services related to tax compliance and tax advisory services. The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services. All audit, audit-related, tax and permissible non-audit services are approved in advance by the Audit Committee to assure they do not impair the independence of the Company’s independent registered public accounting firm. When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the Chairman of the Audit Committee. All fees paid to the Company’s independent registered public accounting firm during fiscal 2009 and fiscal 2010 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussions with management and Ernst & Young, and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended, and the Board of Directors subsequently approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011.

Submitted by the following members of the Audit Committee:

James A. Barth

Timothy A. Howes

James R. Tolonen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2010 were Ms. Mills, Mr. Geeslin and Dr. Howes. None of Ms. Mills, Mr. Geeslin or Dr. Howes was at any time an officer or employee of the Company. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

DIRECTOR COMPENSATION

Director compensation is comprised of a mix of cash and equity compensation to align with the practices of similar companies and attract qualified candidates to serve on the Board of Directors. The director compensation program is intended to more highly compensate those roles that place greater demands on directors. The Compensation Committee periodically reviews the director compensation policy with its outside consultant.

For fiscal 2010, director compensation included the payment of cash compensation to each non-employee member of the Board of Directors, as follows:

Annual Board Member Retainer	$30,000
Annual Chairman of the Board Retainer	$10,000
Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$20,000
Nominating/Corporate Governance Committee	$10,000
Annual Committee Member Retainer (other than for Chairmen)
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating/Corporate Governance Committee	$5,000

Cash compensation is paid quarterly in arrears. No meeting fees are paid.

For fiscal 2010, the Company’s director compensation program provided for the following option grants:

•	An individual who joins the Board of Directors is granted an option to purchase 15,000 shares of Common Stock on the date he or she first joins.

•

Upon the conclusion of each regular annual meeting of the Company’s stockholders, each incumbent director who will continue to serve on the Board of Directors is granted an option to purchase 8,000 shares of Common Stock.

•

Upon the conclusion of each regular annual meeting of the Company’s stockholders, and in addition to the award for service as a director, the director who will serve as Chairman of the Audit Committee is granted an option to purchase 2,000 shares of Common Stock and each other director who will serve on the Audit Committee is granted an option to purchase 1,000 shares of Common Stock.

•	An individual who commenced service on the Board during that calendar year receives the above annual award(s) pro-rated based upon the months of service.

•	Each stock option vests in four equal annual installments following the date of grant.

The Compensation Committee was advised by AON/Radford with respect to establishing fiscal 2010 director compensation. It then made its recommendations regarding director compensation to the full Board of Directors, which approved the compensation program outlined above. Prior to fiscal 2010, the directors received equity awards through automatic option grants under the 2007 Plan and predecessor plans. The automatic option grant program was eliminated in fiscal 2010, so that the Compensation Committee and the Board of Directors could have more flexibility in determining the appropriate level of compensation and the appropriate mix of cash and equity compensation. Prior to fiscal 2009, most members of the Board of Directors did not receive cash compensation and were compensated solely by equity awards.

DIRECTOR COMPENSATION—Fiscal 2010

The following table provides information on the compensation awarded to, earned by, or paid to each person who served as a director during fiscal 2010, other than Mr. NeSmith, who also served as an executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James A. Barth	70,316	119,706	190,022
Keith Geeslin	40,000	95,765	135,765
David W. Hanna	50,000	95,765	145,765
Timothy A. Howes	50,000	107,735	157,735
Carol G. Mills	50,000	79,808	129,808
James R. Tolonen	40,000	107,735	147,735

(1)	The amounts in this column represent the aggregate grant date fair value of stock option awards granted to non-employee directors in fiscal 2010 computed in accordance with authoritative accounting literature for stock-based compensation awards. See Note 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 7, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair value of its stock option awards.

The following table provides additional information on each of the options awarded to the Company’s non-employee directors in fiscal 2010, as well as the options held by the non-employee directors at the end of fiscal 2010.

Name	Grant Date	Option Awards Granted During Fiscal Year 2010 (#)	Outstanding Option Awards At April 30, 2010 (#)
James A. Barth	10/30/2009	10,000	102,000
Keith Geeslin	10/30/2009	8,000	52,000
David W. Hanna	10/30/2009	8,000	120,500
Timothy A. Howes	10/30/2009	9,000	64,000
Carol G. Mills (1)	10/30/2009	6,667	21,667
James R. Tolonen	10/30/2009	9,000	24,000

(1)	Ms. Mills joined the Board of Directors on January 5, 2009, so her annual award was prorated.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011. Although ratification by the Company’s stockholders is not required by law, the Board of Directors has determined that it is desirable to seek ratification of this selection by the stockholders. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP has audited the Company’s financial statements since 1999. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2011, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO 2007 STOCK INCENTIVE PLAN

TO INCREASE SHARE RESERVE

The 2007 Stock Incentive Plan (the “2007 Plan”) was originally adopted by the Company’s Board of Directors in August 2007 and approved by the Company’s stockholders on October 2, 2007. The 2007 Plan currently authorizes the issuance of four million (4,000,000) shares of Common Stock.* As of August 1, 2010, 5,098,324 shares have been granted under the 2007 Plan and 936,409 shares remained available for grant. Further, as of August 1, 2010, there were 5,373,013 shares of Common Stock subject to issuance upon exercise of outstanding options under all of the Company’s equity compensation plans, which includes the 2007 Plan, the Prior Plans (as defined in the 2007 Plan), certain plans assumed in connection with acquisitions and the 2010 New Employee Stock Incentive Plan (the “2010 Plan”). As of such date, there also were a total of 772,580 shares subject to outstanding restricted stock and restricted stock unit awards that remain subject to vesting and/or forfeiture.

The Company is requesting that the stockholders approve amendments to the share reserve under the 2007 Plan to increase the number of shares available for issuance by 2,400,000 shares and provide that shares of Common Stock awarded as restricted stock or stock units (“full value awards”) will continue to be counted against the share reserve as 1.5 shares of Common Stock for every one share of Common Stock subject to the full value award.

Award Practices

The Company presently makes equity awards to its employees under two separate equity incentive plans: the 2007 Plan; and the 2010 Plan. The Company uses the 2007 Plan for the following awards: annual “refresh” awards to existing employees that are in key positions and have achieved strong performance ratings; awards to employees that have been promoted; awards to correct prior errors or changes in policy (such as where the Company commences making awards to employees in a jurisdiction where it did not previously make awards); awards to employees made under a sub-plan to the 2007 Plan; and annual awards to non-employee directors. In June 2010, the Company commenced making inducement awards to new employees under the 2010 Plan, which has not been approved by the Company’s stockholders. The Company intends to terminate the 2010 Plan if this Proposal No. 3 is approved by the stockholders. As a consequence, the only remaining equity plan, in addition to the 2007 Plan, would be the Employee Stock Purchase Plan.

Increase in Available Shares

On August 17, 2010, the Board of Directors approved the proposed change in the share reserve, subject to approval by the Company’s stockholders. The share reserve of the 2007 Plan has not been increased in three years. The Company believes that approval of this amendment is in the best interests of the Company and its stockholders, for the following reasons:

•	Equity awards are an important part of the Company’s compensation philosophy

The Company has an established policy of providing broad-based equity awards, and many of the Company’s employees view equity incentives as a key component of their compensation. Although recent market conditions have limited the value of equity compensation for many employees, the Company believes that its employees continue to be motivated to remain with the Company through challenging times because of their equity awards and the possibility of obtaining future long-term rewards. The Company must compete for a limited pool of talented people and it is typical for other companies in its industry to use equity compensation to attract and retain the skilled employees necessary to grow the business, develop and market new products, and deliver increased value to its stockholders.

*	On October 3, 2007, the Company issued a stock dividend of one (1) share of the Company’s Common Stock for one (1) share of the Company’s Common Stock issued and outstanding as of the record date of September 13, 2007. The share numbers, dollar amounts and conversion rates contained in the description of the 2007 Plan have been adjusted for the stock dividend.

•	The 2007 Plan does not have sufficient remaining shares to meet the Company’s retention and incentive needs

The Company presently does not have enough shares available for issuance under the 2007 Plan to enable it to grant equity awards to employees in amounts that would enable it to remain competitive with its peers. As a result, the Company will be limited in its ability to retain the best available personnel for positions of responsibility.

•	The Company believes the increase in the reserve results in reasonable dilution to stockholders

The Company understands that its stockholders are concerned about stock issuances that result in dilution, and is requesting an increase in the reserve equal to only 5.6% of the Company’s outstanding shares as of August 1, 2010. We believe that the benefits provided by being able to grant equity awards to employees will outweigh the costs of additional dilution. In addition, as further described below, our plan includes features to limit the dilutive impact of the increased shares, such as reasonable share settlement counting and different counting of “full-value” awards.

The amount of the proposed share increase, together with the current share reserve under the 2007 Plan, is approximately the net amount budgeted by the Company for new hire, equity refresh and promotional awards to employees and annual awards to non-employee directors for a period of two years from October 1, 2010, net of an allowance for projected forfeitures. This is an estimate based on current plans, assuming a lower annual usage than in recent years; however, should circumstances change, the Company may require a lesser or greater number of shares than it currently projects during this period of time to attract and retain employees.

Summary Description of the 2007 Plan (as Amended and Restated)

A summary of the principal features of the 2007 Plan, as amended and restated by the Board of Directors, effective August 17, 2010, appears below. This discussion also includes the proposed changes to the share reserve, which is subject to stockholder approval. This summary is not a complete description of all of the provisions of the 2007 Plan and is qualified in its entirety by the specific language of the 2007 Plan. A copy of the 2007 Plan, as amended and restated, is provided as Appendix A to this Proxy Statement.

Purpose. The 2007 Plan is intended to attract, motivate, and retain (i) employees, (ii) directors of the Company who are not employees of the Company, and (iii) consultants who provide significant services to the Company. The 2007 Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of the Company’s stockholders.

Structure. Four types of equity compensation (“Awards”) may be issued under the 2007 Plan to provide flexibility in compensation practices and results. Stock options give optionees the right to purchase shares of Common Stock at an exercise price determined at the time the option is granted. Direct issuances of restricted stock may be acquired at a price determined by the Compensation Committee or as a bonus for the performance of services. Stock appreciation rights (“SAR”) allow eligible persons to benefit from increases in the value of the Common Stock, but do not provide any ownership interest in the Common Stock. Stock units allow persons to obtain shares of Common Stock on specified dates without any cash consideration.

The Company believes that the 2007 Plan contains provisions that are consistent with the interests of its stockholders and with current corporate governance practice, including:

•

No stock option repricings. The 2007 Plan prohibits the repricing of stock options (and SARs, if granted in the future) without the approval of the Company’s stockholders. This prohibition applies to both directly lowering the exercise price of a stock option and indirectly repricing a stock option, such as by canceling the award and granting a replacement restricted stock award or stock option with a lower exercise price or by cashing out an “underwater” award.

•

Reasonable share counting provisions. Common Shares that are reacquired or withheld by the Company to pay the exercise price of an Award made under the 2007 Plan, as well as any Common Shares reacquired or withheld to satisfy the tax withholding obligations related to any Award or representing the exercise price of a SAR, will not be available for subsequent Awards under the 2007 Plan. Common Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent Awards under the 2007 Plan as if such awards had never been made.

•

Smaller number of “full-value” awards may be issued. Because Awards such as restricted stock and restricted stock units do not require the recipient to pay an exercise price, shares awarded as “full-value” awards will count against the share reserve as if 1.5 shares had been issued.

•

Limitation on vesting schedule for “full-value” awards. As described below, the 2007 Plan has vesting restrictions on restricted stock awards granted to employees such that if vesting is solely based on service, the vesting period generally is a minimum of three years.

Administration. The Compensation Committee administers the 2007 Plan. The 2007 Plan may also be administered by a secondary committee comprised of two or more members of the Board with respect to awards to employees or consultants who are not (a) executive officers or (b) non-employee members of the Board.

The Compensation Committee has authority to determine which individuals are to receive Awards under the 2007 Plan, the number of shares to be covered by each granted option or other Award, the date or dates on which the option is to become exercisable or the Award is to vest, the maximum term for which the option or Award is to remain outstanding, and the remaining provisions of the option grant or Award.

Amendments and Termination

The Board may amend or modify the 2007 Plan in any and all respects whatsoever. The approval of the Company’s stockholders will be obtained to the extent required by applicable law or regulation, and stockholder approval must be obtained to amend the prohibition on decreasing the exercise price for any outstanding option. The Board may, at any time and for any reason, terminate the 2007 Plan. The 2007 Plan will automatically terminate on August 27, 2017. Any Awards outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

Eligibility. Employees (including officers), directors and consultants who render services to the Company or its subsidiary corporations (whether now existing or subsequently established) are eligible to receive Awards under the 2007 Plan.

Securities Subject to 2007 Plan. The maximum number of shares of Common Stock reserved under the 2007 Plan as originally approved by stockholders was 4,000,000 shares of Common Stock, plus any shares reserved against equity awards under the 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, or 2007 New Employee Stock Incentive Plan (the “Prior Plans”) that were outstanding as of October 2, 2007. If the Company’s stockholders approve the proposed amendment, this share limit will be increased by 2,400,000 shares of Common Stock, and shares of Common Stock awarded as full value awards will continue to be counted against the share reserve as 1.5 shares of Common Stock for every one share of Common Stock subject to the full value award.

No one person participating in the 2007 Plan may receive options or SARs for more than 500,000 shares of Common Stock per fiscal year. However, the Company may grant to a new employee options or SARs covering a maximum of 1,000,000 shares in the fiscal year in which his or her service as an employee first begins. In no event shall more than 250,000 full value awards that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 500,000 full value awards may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences.

Common Shares that are reacquired or withheld by the Company to pay the exercise price of an award made under the 2007 Plan, as well as any Common Shares reacquired or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2007 Plan. Common Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan as if such awards had never been made. Further, if full value awards are forfeited or repurchased by the Company, then 1.5 times the number of shares of Common Stock so forfeited or repurchased will again become available for issuance under the 2007 Plan.

Terms of Option Grants

Price and Exercisability

The option exercise price per share may not be less than one hundred percent (100%) of the fair market value of the Common Stock on the grant date. Fair market value of the stock generally means the closing price as reported on NASDAQ. Options become exercisable at such time or times and during such period as the Compensation Committee may determine and set forth in the instrument evidencing the option grant.

The exercise price may be paid in cash or in shares of Common Stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to immediately sell the shares purchased under the option and pay over to the Company sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The exercise price may also be paid in any other form approved by the Compensation Committee that is allowed by applicable law.

Neither the Compensation Committee nor any other person may decrease the exercise price for any outstanding option after the date of grant nor cancel or allow an optionee to surrender an outstanding option to the Company as consideration for the grant of a new option with a lower exercise price, the grant of another type of equity award or cash, the effect of which is to reduce the exercise price of any outstanding option.

No optionee is to have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become the holder of record of the shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee’s lifetime, the option may be exercised only by the optionee.

Termination of Service

Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period, which generally is three months from the service termination date. Under no circumstances may any option be exercised after the expiration of the option term (with the maximum term of any option being ten years). Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The Compensation Committee has discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Incentive Stock Options

Incentive stock options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporation. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the 2007 Plan (or any other equity plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under Section 422 of the Code shall not exceed $100,000.

Stock Appreciation Rights. Eligible individuals may, at the discretion of the Compensation Committee, be granted SARs either in tandem with or independent of their option grants under the 2007 Plan. Upon exercise of an independent SAR, the individual will be entitled to a cash distribution from the Company in an amount per share equal to the excess of (i) the fair market value per share of Common Stock on the date of exercise over (ii) the exercise or base price. The exercise or base price may not be less than fair market value on the grant date. Tandem SARs provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option on the date of exercise over (ii) the aggregate exercise price payable for such shares. An appreciation distribution may, at the discretion of the Compensation Committee, be made in cash or in shares of Common Stock. If SARs are exercised, then all of the shares of Common Stock (if any) actually issued in settlement of such SARs, plus any shares of Common Stock that represent payment of the exercise price and/or applicable tax withholding, will reduce the share reserve of the 2007 Plan. Neither the Compensation Committee nor any other person may decrease the exercise or base price for any outstanding SAR after the date of grant nor cancel or allow an optionee to surrender an outstanding SAR to the Company as consideration for the grant of a new SAR with a lower exercise or base price, the grant of another type of equity award or cash, the effect of which is to reduce the exercise price of any outstanding SAR. The maximum term of any SAR is ten years.

Awards of Restricted Stock. Restricted stock may be awarded under the Plan for consideration determined by the Compensation Committee on the date of issuance. Shares may also be issued solely as a bonus for past or future services. In no event shall more than 250,000 restricted shares that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 500,000 restricted shares may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences. In no event shall vesting be at a rate faster than (a) one year following the date of grant, if vesting is subject to achievement of performance goals, and (b) three years following the date of grant if vesting is not subject to achievement of performance goals; provided, however, that awards of restricted shares or stock units totaling not more than 10% of the total number of shares of Common Stock authorized for grant under the 2007 Plan may vest on such other schedule as the Compensation Committee may determine. No dividends may be paid on restricted stock.

The issued shares may be subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Compensation Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Compensation Committee.

Awards of Stock Units. Stock units may be awarded for no cash consideration. Stock units may also be granted in consideration of a reduction in the recipient’s other compensation or in consideration of services rendered. Each award of stock units shall be subject to vesting, and vesting shall occur upon satisfaction of the conditions specified by the Compensation Committee. Settlement of vested stock units may be made in the form of cash, shares of Common Stock or a combination of both. In no event shall more than 250,000 stock units that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 500,000 stock units may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences. In no event shall vesting be at a rate faster than (a) one year following the date of grant, if vesting is subject to achievement of performance goals, and (b) three years following the date of grant if vesting is not subject to achievement of performance goals; provided, however, that awards of restricted shares or stock units totaling not more than 10% of the total number of shares of Common Stock authorized for grant under the 2007 Plan may vest on such other schedule as the Compensation Committee may determine. No dividend equivalents may be paid on stock units.

Certain Performance-Based Awards. In order to enable the Company to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, the vesting of full value awards may be dependent upon the attainment of objective performance targets relative to certain performance measures. The performance goals that may be used by the Compensation Committee for awards of full value awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: asset write-downs; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for Board-approved reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year. The Compensation Committee shall determine such performance. The performance target shall be based on one or more of the criteria discussed above. The Compensation Committee shall identify such target not later than the 90th day of such year. The Compensation Committee can select other goals not listed here for Awards that are not intended to meet the requirements of “qualified performance-based compensation.” The Compensation Committee may specify that the performance-based awards will become payable in whole or in part in the event of the recipient’s termination of employment as a result of death, disability or retirement.

Change in Control Provisions

Potential Acceleration of Options and Awards

Upon the occurrence of a Change in Control each outstanding Award under the 2007 Plan may be assumed by the successor corporation (or parent) or be replaced with a comparable Award to purchase shares of the capital stock of the successor corporation (or parent). If Awards are not so assumed or replaced, then immediately prior to the effective date of the Change in Control, they become fully vested and, if applicable, exercisable for all of the shares at the time subject to such Award. Immediately following the consummation of the Change in Control, all outstanding Awards will terminate and cease to be exercisable, except to the extent assumed by the successor corporation.

In addition, in the event that the Award is assumed by the successor corporation (or parent thereof) and the participant experiences an involuntary termination within eighteen (18) months following a Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the involuntary termination, become fully vested and, if applicable, exercisable. Involuntary termination includes discharge without cause and certain voluntary resignations following a reduction in compensation or responsibility or relocation.

A Change in Control includes:

•

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

•	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

•	A change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who either:

•	Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

•	Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this paragraph; or

•

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In the event that the Company is a party to a merger or consolidation, outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary; (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards; (d) full exercisability or vesting and accelerated expiration of the outstanding Awards; or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Changes in Capitalization

In the event any change is made to the Common Stock issuable under the 2007 Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the 2007 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options, stock appreciation rights, restricted stock and stock units per fiscal year, and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option (including any option incorporated from the predecessor plans).

Each outstanding Award that is assumed in connection with a Change in Control will be appropriately adjusted to apply and pertain to the number and class of securities that would otherwise have been issued, in consummation of such Change in Control, to the participant had the Award been exercised immediately prior to the Change in Control. Appropriate adjustments will be made to the exercise price payable per share and to the class and number of securities available for future issuance under the 2007 Plan on both an aggregate and a per-participant basis.

Federal Income Tax Consequences of Options Granted under the 2007 Plan. Options granted under the 2007 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Code or non-statutory options that are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs, as follows:

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised (or if later the date any forfeiture restriction lapsed) over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company may be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of the income recognized by the employee. In no other instance will the Company be allowed a deduction with respect to the optionee’s disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares by the Company’s executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option with an exercise price equal to or greater than the fair market value of the stock. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

(i)	If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee’s termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (A) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (B) the exercise price paid for the shares.

(ii)	The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (A) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company’s repurchase right) over (B) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company may be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Stock Appreciation Rights

A participant who is granted a SAR will generally recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company may be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the participant.

Stock Issuances

The tax principles applicable to direct stock issuances under the 2007 Plan will be substantially the same as those summarized above for the exercise of non-statutory options.

New Plan Benefits

Awards made under the 2007 Plan are discretionary, so it is not possible to determine the benefits that will be received by the participants in the future. The Awards received by the Company’s named executive officers in fiscal 2010 are as set forth in the “Grants of Plan-Based Awards During Fiscal 2010” table below, and the Awards received by the directors are as set forth under “Director Compensation” above.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE SHARE RESERVE UNDER THE 2007 STOCK INCENTIVE PLAN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

EXECUTIVE OFFICERS

Set forth below are the name, age, position of and biographical information about each of the Company’s executive officers, as of the date of this Proxy Statement.

Name	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	48	President, Chief Executive Officer and Director
Betsy E. Bayha	59	Senior Vice President, General Counsel and Secretary
Kevin T. Biggs	52	Senior Vice President, Worldwide Field Operations
Gordon C. Brooks (1)	48	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer
David A. de Simone	55	Senior Vice President, Products & Technology

(1)	Gordon C. Brooks was appointed to serve as the Company’s Chief Financial Officer on September 2, 2009. Michael J. Gennaro served as the Company’s interim Chief Financial Officer and Principal Financial and Accounting Officer on a consultancy basis from May 4, 2009 until the appointment of Mr. Brooks as Chief Financial Officer. Mr. Gennaro was retained through FLG Partners, LLC, a consulting company that provides interim executive services.

Brian M. NeSmith has served as President and Chief Executive Officer and as a director of the Company since March 1999. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of the VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

Betsy E. Bayha has served as Senior Vice President, General Counsel and Secretary of the Company since April 2007. Ms. Bayha previously served as Senior Vice President, General Counsel and Secretary of NetIQ Corporation, a provider of integrated systems and security management software solutions, from November 2001 to June 2006, when it was acquired by a consortium of private equity firms. Prior to joining NetIQ, Ms. Bayha was in private practice representing high technology corporations in licensing, corporate and litigation matters for more than 20 years. She was a partner at General Counsel Associates from November 1994 through October 2001, and was a partner at the international law firm of Coudert Brothers from December 1986 through October 1994. Ms. Bayha holds a J.D. from Harvard Law School, an M.A. in public administration from The Ohio State University and a B.A. in economics from Oakland University.

Kevin T. Biggs has served as Senior Vice President, Worldwide Field Operations of the Company since June 2010. From January 2007 to June 2010, he served as Senior Vice President, Worldwide Sales of the Company. Mr. Biggs joined the Company from International Business Machines, Inc. (“IBM”), a manufacturer of computers and related products, where he held the position of Vice President of New Customer Acquisition from February 2004 to December 2006. Prior to that time, Mr. Biggs served as IBM’s Vice President of Worldwide Sales, IBM Data Management Division, from August 2002 to February 2004; as IBM’s Vice President of Software Sales, IBM Americas West, from April 2002 to August 2002; and as IBM’s Vice President of Software, IBM Latin America, from September 1998 to April 2002. Prior to these executive roles, Mr. Biggs held a number of sales management positions at IBM since joining IBM in 1980. Mr. Biggs holds a B.A. in both Economics and Mathematics from Drury University.

Gordon C. Brooks has served as Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of the Company since September 2009. Previously, he served as Vice President, Corporate Finance for VMware, Inc. from May 2009 to August 2009. From August 2008 through April 2009, Mr. Brooks served as Chief Financial Officer of Spikesource, Inc. Mr. Brooks was Senior Vice President of Finance and Corporate Controller of BEA Systems, Inc. (“BEA”) from June 2005 until February 2008, and held various finance positions at BEA from January 2000 through June 2005. Prior to joining BEA, Mr. Brooks held various finance positions. He started his career with Ernst & Young LLP. Mr. Brooks holds a Master of Accounting from the University of Southern California, and a Bachelor of Music in Piano Performance from Notre Dame de Namur University.

David A. de Simone has served as Senior Vice President of the Company since September 2003. He has served as Senior Vice President, Products & Technology of the Company since March, 2010. Previously, Mr. de Simone served as Senior Vice President, Corporate Operations of the Company from May 2007 to March 2010, and Senior Vice President, Engineering of the Company from September 2003 to May 2007. From late 2002 to September 2003, Mr. de Simone worked as an independent consultant, providing technical assistance and executive coaching to several clients. From mid 2000 to late 2002, Mr. de Simone served as Vice President of Platform Development for Brocade Communications Systems, a provider of storage area networking products. From February 1989 to May 2000, Mr. de Simone held a number of positions with Tandem Computers, an enterprise computer systems and transaction processing company, and with Compaq Computer Systems, a global computer systems, storage and solutions company, subsequent to its acquisition of Tandem Computers. During the last several years of his tenure with both Compaq and Tandem, Mr. de Simone was Vice President of Clustering Technology, and earlier in his tenure with Tandem he was a Director of Engineering. Mr. de Simone has an additional 11 years of experience in a variety of engineering and operations roles. Mr. de Simone holds a B.S.E.E. from the University of California, Davis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Information about Equity Compensation Plans

As of April 30, 2010

The following table provides information as of April 30, 2010 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, plus certain non-stockholder approved plans and awards assumed in connection with the Company’s acquisition of Packeteer.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	4,484,200	(3)	$19.11	(4)	4,733,084	(5)
Equity compensation plans not approved by security holders (2)	1,088,518		$24.74	(4)	—

Total	5,572,718		$20.17	(4)	4,733,084

(1)	Consists of options outstanding under the 1999 Stock Incentive Plan and 1999 Director Option Plan (“Prior Plans”), options and restricted stock units outstanding under the 2007 Plan, and shares available for future awards under the Purchase Plan and the 2007 Plan. No future grants may be made under the Prior Plans.
(2)	Consists of:
(i)	Equity awards outstanding under the 2000 Supplemental Stock Option Plan (the “Supplemental Plan”), which was implemented by the Board of Directors on February 15, 2000, and the 2007 New Employee Plan (“2007 New Employee Plan”), which was implemented by the Board of Directors on June 12, 2007. These plans were terminated upon stockholder approval of the 2007 Plan, on October 2, 2007. Also includes 100,000 option shares and 33,350 restricted stock units which may become issuable under options awarded to Gordon C. Brooks. See “Grants of Plan-Based Awards” for a description of the terms of those awards.
(ii)	Equity awards assumed by the Company in business combinations, including those assumed in the acquisition of Packeteer and awards made to former Packeteer employees under the Packeteer Plan in fiscal 2009 and in May 2009, prior to the termination of the Packeteer Plan. No additional shares of Common Stock can be granted under the Packeteer Plan.
(3)	Includes 4,285,519 shares issuable upon vesting of outstanding options and 198,681 shares issuable upon vesting of outstanding restricted stock units granted under the 2007 Plan and Prior Plans. Excludes purchase rights accrued under the Purchase Plan.
(4)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(5)	Includes shares available for future issuance under the Purchase Plan. As of April 30, 2010, there were 3,247,707 shares of Common Stock available for future issuance under the Purchase Plan and 1,485,377 shares of Common Stock available for future awards under the 2007 Plan.

As of August 1, 2010

The following table provides information as of August 1, 2010 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, plus certain non-stockholder approved plans and awards assumed in connection with the Company’s acquisition of Packeteer. The table below supplements the table above, which provides similar information as of the Company’s fiscal year ending April 30, 2010, in order to update stockholders with respect to the current availability of shares under the Company’s equity compensation plans. It reflects: the Company’s annual refresh awards made in June 2010 and new hire and promotional awards made since April 30, 2010. As of August 1,2010, there were 5,373,013 shares subject to issuance upon exercise of outstanding options under all of the Company’s equity compensation plans, at a weighted average exercise price of $19.67, and with a weighted average remaining life of 6.9 years. There were a total of 772,580 full value awards that remain subject to vesting and/or forfeiture. As of August 1, 2010, there were 3,247,707 shares of Common Stock available for future issuance under the Purchase Plan, 936,409 shares of Common Stock available for future awards under the 2007 Plan and 127,635 shares of Common Stock available for future awards under the 2010 Plan.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights, as of August 1, 2010		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights, as of August 1, 2010		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)), as of August 1, 2010
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	4,856,056	(3)	$18.69	(4)	4,184,116	(5)
Equity compensation plans not approved by security holders (2)	1,145,349		$24.02	(4)	127,635	(6)

Total	6,001,405		$19.67	(4)	4,311,751

(1)	Consists of options outstanding under the Prior Plans, options and restricted stock units outstanding under the 2007 Plans, and shares available for future awards under the Purchase Plan and the 2007 Plan. No future grants may be made under the Prior Plans.
(2)	Consists of:
(i)	Equity awards outstanding under the terminated Supplemental Plan and the terminated 2007 New Employee Plan.
(ii)	Equity awards assumed by the Company in business combinations, including those assumed in the acquisition of Packeteer and awards made to former Packeteer employees under the Packeteer Plan in fiscal 2009 and in May 2009, prior to its termination. No additional shares of Common Stock can be granted under the Packeteer Plan.
(iii)	Equity awards outstanding under the 2010 Plan.
(3)	Includes 4,382,021 shares issuable upon vesting of outstanding options and 474,035 shares issuable upon vesting of outstanding restricted stock units granted under the 2007 Plan and Prior Plans. Excludes purchase rights accrued under the Purchase Plan.
(4)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(5)	Includes 3,247,707 shares available for future issuance under the Purchase Plan and 936,409 shares available under the 2007 Plan.
(6)	Includes 127,635 shares available for future issuance under the 2010 Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 30, 2010, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities, (ii) each of the Company’s directors as of that date, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or upon conversion of convertible debt into Common Stock) within sixty (60) days of that date. Shares issuable pursuant to the (i) exercise of stock options and warrants exercisable within sixty (60) days of June 30, 2010, and (ii) conversion of convertible debt convertible within sixty (60) days of June 30, 2010, are deemed outstanding for purposes of computing the percentage of the person holding the options, warrants or convertible debt, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned as of June 30, 2010(1)
	Common Stock
Name of Beneficial Owner	No. of Shares	Percentage of Class
5% shareholders:
Pyramis Global Advisors LLC (2).	3,931,250	9.2%
BlackRock Global Investors (3)	2,957,383	6.9%
OppenheimerFunds, Inc. (4)	2,939,906	6.9%
Columbia Wanger Asset Management LP (5)	2,879,500	6.8%
T. Rowe Price Associates, Inc. (6).	2,763,060	6.5%
Directors and Executive Officers:
Brian M. NeSmith (7)	681,128	1.6%
Kevin T. Biggs (8)	88,993	*
David A. de Simone (9)	228,631	*
Gordon C. Brooks (10)	—	*
Betsy E. Bayha (11)	104,525	*
James A. Barth (12)	88,500	*
Keith Geeslin (13)	2,157,460	4.8%
David W. Hanna (14)	393,586	*
Timothy A. Howes (15)	64,250	*
Carol G. Mills (16)	4,750	*
James R. Tolonen (17)	13,000	*
All current directors and executive officers as a group (11 persons) (18)	3,824,823	8.4%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in the table has, to the Company’s knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each individual listed in the table is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. The percentage of beneficial ownership is based on 42,651,315 shares of Common Stock outstanding as of June 30, 2010.
(2)	Based on a Schedule 13F filed with the SEC on June 30, 2010. The address of Pyramis Global Advisors LLC, Inc. is 900 Salem Street, Smithfield, RI 02917.
(3)	Based on a Schedule 13F filed with the SEC on June 30, 2010. The address of BlackRock Global Investors is 400 Howard Street, San Francisco, CA 94105.
(4)	Based on a Schedule 13F filed with the SEC on June 30, 2010. The address of OppenheimerFunds, Inc. is 2 World Financial Center, 11th floor, New York, NY 10281-1008.
(5)	Based on a Schedule 13F filed with the SEC on June 30, 2010. The address of Columbia Wanger Asset Management LP is 227 West Monroe Street Suite 3000, Chicago, IL 60606.
(6)	Based on a Schedule 13F filed with the SEC on June 30, 2010. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(7)

Includes 33,666 shares subject to options that are exercisable within 60 days of June 30, 2010 and 29,756 restricted shares subject to forfeiture, and 413,746 shares held by the Brian M. and Nancy J. NeSmith

Family Trust, 82,287 shares held by the 2009 Brian M. NeSmith Grantor Retained Annuity Trust and 82,287 shares held by the 2009 Nancy J. NeSmith Grantor Retained Annuity Trust and 17,713 held directly by Nancy J. NeSmith.

(8)	Includes 67,186 shares subject to options that are exercisable within 60 days of June 30, 2010 and 14,235 restricted shares subject to forfeiture, 500 shares held by Mr. Kevin T. Biggs C/F Olivia G. Biggs UTMA/CA and 500 shares held by Mr. Kevin T. Biggs C/F Garrett T. Biggs UTMA/CA.
(9)	Includes 184,350 shares subject to options that are exercisable within 60 days of June 30, 2010 and 12,739 restricted shares subject to forfeiture.
(10)	Mr. Brooks commenced employment with the Company on September 1, 2009.
(11)	Includes 86,968 shares subject to options that are exercisable within 60 days of June 30, 2010 and 8,495 restricted shares subject to forfeiture.
(12)	Includes 84,500 shares subject to options that are exercisable within 60 days of June 30, 2010.
(13)	Includes 1,900,674 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2010, and 190,067 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2010, each held by Francisco Partners II, L.P. Also includes 26,108 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2010, and 2,611 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2010, each held by Francisco Partners Parallel Fund II, L.P. Keith Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds. The number of shares of Common Stock held by Mr. Geeslin also includes 38,000 shares subject to options that are exercisable within 60 days of June 30, 2010. The address of Francisco Partners is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94111.
(14)	Includes 106,500 shares subject to options that are exercisable within 60 days of June 30, 2010. Also includes 261,284 shares held by the David W. Hanna Trust and 25,802 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by others, except to the extent of his economic interest therein.
(15)	Includes 48,250 shares subject to options that are exercisable within 60 days of June 30, 2010.
(16)	Includes 3,750 shares subject to options that are exercisable within 60 days of June 30, 2010.
(17)	Includes 7,500 shares subject to options that are exercisable within 60 days of June 30, 2010 and 5,500 shares held by the James R. and Ginger Tolonen Trust.
(18)	Includes 660,670 shares subject to options that are exercisable within 60 days of June 30, 2010 and 65,225 restricted shares subject to forfeiture. Also, includes 1,900,674 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2010, and 190,067 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2010, each held by Francisco Partners II, L.P. Also includes 26,108 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2010, and 2,611 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2010, each held by Francisco Partners Parallel Fund II, L.P. Keith Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. The Company has reviewed copies of Section 16(a) reports that it has received from such persons regarding their transactions in Common Stock and their Common Stock holdings for fiscal 2010, together with written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2010. Based upon this review, the Company believes that all reporting requirements under Section 16(a) for fiscal 2010 were met in a timely manner by such persons, except that a Form 4 reporting an option grant made to Mr. Brooks was filed three days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee oversees the Company’s compensation programs and has the exclusive authority to establish the compensation payable to the Company’s CEO and other executive officers. In addition, the Compensation Committee approves non-equity incentive programs in which the Company’s executive officers participate and discretionary bonuses made to the Company’s executive officers.

This Compensation Discussion and Analysis explains the Company’s compensation programs and discusses how they operate, particularly with respect to the Company’s named executive officers. During fiscal 2010, the Company’s “named executive officers” consisted of the CEO, the Chief Financial Officer and the three most highly compensated executive officers (other than the CEO or Chief Financial Officer) who were serving as executive officers at the end of fiscal 2010. These are the Company’s Senior Vice President, Products & Technology; Senior Vice President, Worldwide Field Operations; and Senior Vice President, General Counsel & Secretary.

Compensation Program Philosophy and Objectives

The Company intends that its compensation programs provide compensation that is sufficient to attract and retain talented executives and that motivates them to achieve the Company’s strategic goals and objectives and to increase the market value of the Company’s stock over the long term, without encouraging unnecessary or excessive risk-taking. The Compensation Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon the Company’s overall performance, their individual contribution to the Company’s financial success and their personal performance. Each executive officer’s compensation package generally includes: (i) base salary, which is fixed; (ii) short-term incentive compensation, which is variable and consists of quarterly profit-sharing awards and, for sales executives, sales incentive compensation; and (iii) long-term stock-based incentive awards.

The Compensation Committee began its review of the compensation and performance of each of the Company’s executive officers for fiscal 2010 during the fourth quarter of fiscal 2009. This review was conducted during multiple meetings and discussions in which the Compensation Committee members and, in some cases, other members of the Board of Directors, including the CEO, participated. This review continued into the first quarter of fiscal 2010.

Peer Group

In its determination of compensation amounts for fiscal 2010, the Company assessed market practices through review of available data with respect to the following peer group:

• F5 Networks, Inc.	• Omniture, Inc.	• SonicWall, Inc.
• Ariba, Inc.	• Tibco Software, Inc.	• Wind River Systems, Inc.
• Riverbed Technology, Inc.	• SPSS, Inc.	• Macrovision Corporation
• Progress Software Corporation	• S1 Corporation	• Eclipsys Corporation
• Novatel Wireless, Inc.	• Epicor Software Corporation	• Websense, Inc.
• InfoSpace, Inc.	• Microstrategy Incorporated	• Informatica Corporation

This peer group was comprised of network and software companies and was selected after consideration of annual revenue, market capitalization and geography. The Company used the services of Compensia, Inc. to recommend members of the peer group, and to provide market data regarding executive compensation practices of the peer group, which was collected through market surveys and public securities filings. The Company periodically reviews and updates the composition of the peer group. Compensia, Inc. selected networking and software companies, with revenue from $200 million to $700 million per annum for use with reference to fiscal 2010 executive compensation. All of these companies were headquartered in the United States and most of the companies had substantial operations in California. The Company uses the practices of the members of the peer group to assess the competiveness of the compensation that it offers, both with respect to each compensation element and the overall compensation package.

Elements of Compensation and Compensation Objectives

Objectives
Compensation Element	Description	Compete in the Market	Retain	Reward Short-Term Performance	Reward Long-Term Performance
Base Salary	Base salary provides market competitive compensation in recognition of an individual’s role and responsibilities.	✓	✓

Short-Term Incentive Compensation	Short term incentive compensation is provided in the form of quarterly payments under the Company’s Profit Sharing Plan and, for quota carrying sales personnel, payments under the Company’s Sales Compensation Plan. This compensation is typically based upon the Company’s performance relative to certain operational or financial metrics, such as the achievement of non-GAAP operating profit or, with respect to sales compensation, attainment of sales bookings.	✓	✓	✓

Long-Term Incentive Compensation	Long term incentive compensation is provided in the form of awards of stock options, restricted stock or restricted stock units, which typically vest over multiple years and align the interests of our executives with those of our investors.	✓	✓	✓	✓

Employee Benefits	Benefits programs for all Company employees provide protection for health, welfare and retirement.	✓	✓

Change in Control Benefits	Benefits to be provided to executives in the event of a change in control of the Company, which are intended to minimize the distraction caused by a potential transaction and allow executives to remain focused on normal business operations, reducing the risk that an executive officer departs Blue Coat before a transaction is consummated or a business transition is completed.	✓	✓

Base Salary

The base salary for each executive officer initially is set at the time the officer commences employment, and is reviewed annually. In approving the initial salary of an executive officer, the Compensation Committee considers information available from publicly available databases and private surveys, with particular emphasis on market levels for companies in the peer group. The Compensation Committee also considers the recommendation of the CEO and other factors, including: competitive dynamics, including the difficulty in attracting a qualified candidate; the skills and experience of the individual, including unique skills that may be required for the position; and the specific needs of the Company. Base salary is compared to the 50th percentile of reasonably comparable positions in the Company’s peer group as an initial reference point. The Company believes that the total compensation of its executive officers should consist primarily of incentive compensation and that the “at risk” portion of the compensation package should increase with job responsibility.

For fiscal 2010, given the global economic recession and uncertainty, the Company did not provide merit increases to its employees and, similarly, the Compensation Committee determined not to increase the base salaries paid to the Company’s named executive officers. The annual base salaries paid to the named executive officers in fiscal 2010 are set forth below:

Name and Principal Position	Base Salary
Brian M. NeSmith, President and CEO	$350,000
Gordon C. Brooks, Senior Vice President and Chief Financial Officer	$330,000
Kevin T. Biggs, Senior Vice President, Worldwide Field Operations	$300,000
Betsy E. Bayha, Senior Vice President, General Counsel and Secretary	$295,000
David A. de Simone, Senior Vice President, Products & Technology	$325,000

Short-Term Incentive Compensation

Profit Sharing Plan and Performance Targets

During fiscal 2010, the Company’s executive officers participated in the Blue Coat Profit Sharing Plan (“Profit Sharing Plan”), which is applicable to all of the Company’s employees (other than quota-carrying sales personnel on commission). The Profit Sharing Plan is intended to align the compensation of the Company’s executives with the interests of its stockholders by encouraging its executives to focus on achieving the Company’s profitability goal, which typically is reviewed and established annually. It provides payment only if the Company achieves a minimum quarterly profit threshold.

Quarterly payments are made under the Profit Sharing Plan if the metric then used by the Company exceeds a threshold percentage of the Company’s net revenue for the applicable quarter. In fiscal 2010, the Company used non-GAAP operating profit as the applicable metric, which is the Company’s non-GAAP operating income for the quarter, excluding amounts paid under the Profit Sharing Plan. Non-GAAP operating income is the Company’s non-GAAP net income before the effect of non-operating income (such as interest) and income taxes. The Compensation Committee believes that this metric is appropriate because the Company’s effective tax rate and interest income and expense could not be affected by the majority of the Company’s employees. Non-GAAP net income also excludes expense related to the fair value write-up of acquired inventory sold, stock-based compensation expense, amortization of intangible assets, expenses associated with matters related to the Stock Option Investigation, restructuring expenses, and related tax adjustments. Non-GAAP operating profit is not a financial measure prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered a substitute for performance measures prepared in accordance with GAAP.

The Company’s non-GAAP operating profit achievements during each quarter of fiscal 2010 were as follows:

Fiscal 2010	Non-GAAP Operating Profit Threshold (1)	Actual Non-GAAP Operating Profit (1)
1st Quarter	15%	12.5%
2nd Quarter	15%	15.8%
3rd Quarter	15%	22.1%
4th Quarter	15%	23.0%

(1)	Percentages are calculated before profit sharing excluding amounts paid under the Profit Sharing Plan.

No payment was made during the first quarter of fiscal 2010, when non-GAAP operating profit was less than the threshold for payment under the Profit Sharing Plan.

The Compensation Committee increased the quarterly target payment for executives to 50% of an individual’s quarterly base salary in fiscal 2010, from 30% in fiscal 2009. This increase was approved by the Compensation Committee based upon its determination that the target incentive compensation for the Company’s non-sales executives was significantly below that available to others holding reasonably comparable positions with members of its peer group. The Compensation Committee also believed that it was desirable to tie a larger portion of executive total compensation to achievement of the Company’s profit objectives.

During fiscal 2010, the threshold non-GAAP operating profit for payment under the Profit Sharing Plan was 15% of net revenue. The Profit Sharing Plan paid 10% of an individual’s quarterly target amount for each 1% that the metric achievement for the quarter exceeded the 15% threshold such that 100% of an individual’s target amount would be paid when the Company achieved 25% non-GAAP operating profit. Based upon the results for each quarter, as set forth above, approximately 36% of a participant’s target payment was earned during fiscal 2010.

The actual amounts earned by each named executive officer for performance under the Profit Sharing Plan during fiscal 2010 are shown below in the “Summary Compensation Table.”

Sales Compensation and Performance Targets

Because Mr. Biggs heads the Company’s sales operations, Mr. Biggs’ annual target incentive compensation in fiscal 2010 consisted of both participation in the Profit Sharing Plan and the payment of incentive compensation based upon the achievement of annual bookings against his sales and service renewal quota. Although Mr. Biggs’ sales compensation plan initially was approved in the first quarter of fiscal 2010, the Committee and the Company’s CEO periodically review the plan to ensure that it is operating appropriately and, as a consequence of review during the fiscal year, the Committee determined to make adjustments to reflect the Company’s global restructuring and other operational matters.

The fiscal 2010 annual target incentive compensation of Mr. Biggs was $350,000. There were two components that comprised his target incentive compensation: 1) 30% of his target incentive compensation was based upon the targets and achievements under the Company’s Profit Sharing Plan (described above); and 2) 70% of his target incentive compensation was based upon his achievement of annual bookings against his targeted bookings for sales of new products and services and service renewals. The Company does not publicly disclose a particular officer’s bookings targets, as it believes that such information would provide competitors and others with insights into its operational strengths and weaknesses that would be harmful to the Company. In setting Mr. Biggs’ target sales compensation for fiscal 2010, the Compensation Committee believed it would be difficult to achieve because his annual bookings target was higher than his bookings achievement in fiscal 2009. Mr. Biggs achieved approximately 99% of his adjusted target bookings in fiscal 2010.

Long-Term Incentive Compensation (Equity Awards)

The Company provides long-term incentive compensation to its employees through the provision of equity awards under its equity plans. The Company’s equity program is broad-based and, like many of its peer companies, the Company has traditionally provided equity awards to all of its U.S.-based employees and many of its international employees. Awards, including those made to executive officers, typically are service-based and vest over a period of four years in order to provide a meaningful incentive following the grant of the award. The Company believes that the provision of equity awards aligns the compensation of its employees to continued appreciation of its stock price over time, thereby focusing employee, executive and corporate performance on continued stockholder returns. The Company grants both stock options, which allow the recipient to acquire shares of its Common Stock in the future at the fair market value of the stock on the grant date, and full value awards (such as restricted shares and restricted stock units), which do not have an exercise or purchase price and which conserve shares available for issuance under the Company’s equity plans and reduce the potential dilution of its stockholders.

Mixture of Equity Awards

In fiscal 2010, the Compensation Committee approved awards consisting of a combination of stock options and restricted stock units for each of its named executive officers because it believes that a mix of these types of awards provides a more effective compensatory result, offers a total long-term equity incentive that is aligned with shareholder interests and contains an appropriate balance of risk, performance, and retention incentives, with each type of award having different incentive features:

•	Stock options provide a return to the recipient only if he or she remains employed by the Company, and then only if the market price of the Company’s Common Stock appreciates above the exercise price.

•

Restricted stock units are an effective retention tool because they retain value even during a challenging economic environment, while still providing an incentive to enhance stockholder value since they become more valuable when the Company’s stock price increases.

The specific ratio of stock options to restricted stock units awarded was based on the Compensation Committee’s estimate that the relative value of a full value award for one share is approximately equal to an option covering three shares.

Equity Award Budget

The Company budgets for equity awards on an annual basis, and considers the size of its equity reserve, its projected hiring plans (including the number of shares believed to be necessary to attract personnel at the levels at which it intends to hire), the dilutive impact to existing investors, and its need to offer equity compensation to existing employees as an incentive and retention device, particularly given an analysis of the activities of its peer group and others with whom the Company competes for talent.

Equity Awards to Executives

The Compensation Committee believes that awarding equity to the Company’s executive officers aligns their interests with those of its stockholders by focusing executives on improving corporate performance to achieve continued stockholder returns; provides its executives with a significant long-term interest in the Company’s success; and creates a significant retention tool for key executives in a highly competitive market for talent. Generally, a significant equity award is made to an executive officer in the year that he or she commences employment. Under the Company’s Equity Award Policy, equity awards are made to an executive officer in the year in which he or she commences employment and additional awards typically are made in connection with the Company’s annual “refresh” program in June, so that each executive holds unvested awards that could diminish in value if the Company’s business is not managed for long term performance. Refresh awards are made after the completion of the Company’s annual budgeting process, which is conducted at the end of the fiscal year. In addition to refresh awards, other equity awards may be made to executives in connection with promotions and performance.

Fiscal 2010 Executive Equity Awards

In fiscal 2010, the factors considered by the Compensation Committee in determining the size and mix of awards granted to each executive officer included:

•	peer group and market data with respect to reasonably comparable positions;

•	the need to provide continuing compensation based on the compensation that would be necessary to attract a qualified replacement;

•	the executive’s duties, responsibilities and experience;

•	the executive’s performance and contribution to the Company’s success;

•	the executive’s then current equity holdings and, in particular, his or her unvested holdings; and

•	the potential dilutive effects of equity awards on its existing stockholders.

The Compensation Committee does not have a set formula by which it determines the size of the awards granted, and weights the factors discussed above on an individual basis in connection with its determination of the size and composition of the equity awards. In connection with the Compensation Committee’s review of the refresh awards to the Company’s executives in fiscal 2010, the CEO and the Compensation Committee were each provided with data that had been prepared by Compensia, Inc. with respect to the equity award practices of peer companies and data that had been prepared by the Company’s human resources and stock services departments with respect to the equity holdings of each executive, including unvested equity holdings. The CEO provided his initial recommendation to the Compensation Committee regarding the size and structure of the awards for executives other than himself based upon his review of that information; his assessment of the six factors listed above; and his estimation of the size of the awards that would be necessary to recruit individuals of similar skill to fill the executive positions and then dividing that amount by four to reflect the annual nature of the award. The Compensation Committee reviewed the same data and conducted a similar review for the award to the CEO and approved the equity awards set forth below in the “Grants of Plan-Based Awards During Fiscal 2010” table. The equity award for the CFO set forth in that table was an inducement award made in connection with his hiring, so it was higher than the annual awards for most of the other executive officers. The size and composition of this inducement award was determined based primarily on a review of peer group data and as part of a negotiation for his hiring.

Timing of Equity Awards and Equity Award Policy

The Board of Directors has adopted an Equity Award Policy (“Equity Award Policy”), which is intended to provide additional oversight over the Company’s making of equity awards. A copy of the Equity Award Policy, as currently in effect, is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. The Equity Award Policy was adopted, in part, to ensure that all equity awards made by the Company undergo appropriate scrutiny by the Board of Directors, that the timing of the Company’s equity awards are appropriate, and that all stock options are granted at a price that is at least equal to the fair market value on the date of the award.

The Company’s Equity Award Policy provides generally that stock options approved by the Compensation Committee will be effective on the third Thursday of the calendar month following the later of (a) the date of approval, or (b) the occurrence of the Award Event. It provides that equity awards approved by the Stock Option Committee will only be granted on the third Thursday of the calendar month following the date of approval, which must be after the occurrence of the Award Event. If the third Thursday of the month is not a business day, then the date of grant will be the first business day thereafter. Under the Equity Award Policy, the “Award Event” is the event justifying the issuance of the equity award, such as the bona fide commencement of employment, the promotion of an employee or the closing of an acquisition. Under the Equity Award Policy, fair market value is specified as the NASDAQ closing price of the Company’s Common Stock, and any stock option must have an exercise price equal to or greater than the fair market value on the date of grant.

The Company’s Equity Award Policy governs the provision of annual refresh awards to existing employees. Under the Equity Award Policy, refresh awards are approved by the applicable committee of the Board after completion of the Company’s annual budget planning process and will be effective on the third Thursday of June.

Equity Ownership Guidelines

The Company’s Corporate Governance Guidelines state that each executive or director is required to hold, directly or indirectly, 2,000 shares of the Company’s Common Stock. Of that amount, 1,000 shares must be held by one year from the commencement of service and an additional 1,000 shares must be held by two years from the commencement of service. The Nominating/Corporate Governance Committee has waived this requirement with respect to Keith Geeslin, a director, due to policies in place at Francisco Partners and the investments made in the Company by Francisco Partners, as discussed below in “Certain Relationships and Related Transactions—Transactions with Francisco Partners.” The requirement has not been waived with respect to any other director or named executive officer.

Change in Control and Termination Benefits

Each of the Company’s executives is employed on an “at will” basis. The Company has adopted an Executive Separation Policy that may provide benefits upon the termination of an executive’s employment. The Company has also entered into Change in Control Severance agreements with its CEO and other executives. Additionally, the Company’s equity plans provide for acceleration of the vesting of equity awards under certain circumstances involving a change in control. The Company does not provide a tax gross up with respect to any severance or change in control benefits.

Executive Separation Policy

The Compensation Committee has approved an Executive Separation Policy in order to provide consistency and predictability in the Company’s treatment of executives upon termination of employment and to offer a reasonable level of transition assistance. The Executive Separation Policy provides that in the event an executive’s employment with the Company is terminated by the Company without cause or as a result of the executive’s resignation for good reason, and contingent upon the executive’s execution of a general release of claims against the Company in the form specified, the Company will pay the executive a lump sum payment equal to six months of base salary. As defined in the Executive Separation policy, “good reason” includes a material diminution in authority, duties or responsibilities; a reduction in base salary; and a material change in location.

With the exception of a contractual obligation to continue this type of severance protection to Mr. Biggs that is contained in the written agreement entered into between Mr. Biggs and the Company in connection with the commencement of his employment, the Board of Directors or Compensation Committee may amend, revise, suspend or terminate the Executive Separation Policy if the Company has not then entered into a definitive agreement to effect a change in control.

Potential Acceleration of Equity Awards

The Company also provides protection against the loss of equity awards, which are a valuable part of compensation for the Company’s employees (including executive officers), as a result of a change in control. Generally the Company’s equity plans and awards provide that upon a change in control (as defined in the relevant equity plan), each outstanding award will become fully vested unless the surviving corporation assumes the award or replaces it with a comparable award (as determined by the Compensation Committee). Even if an award is assumed by the successor corporation, it will become fully vested if the holder’s service is involuntarily or constructively terminated within 18 months following the change in control. A termination is involuntary if the individual is dismissed for reasons other than misconduct, or if the individual voluntarily resigns after one of the three following circumstances occurs without the individual’s consent: (a) a change in his position with the Company that materially reduces his level of responsibility; (b) a material reduction in his compensation; or (c) a relocation of the individual’s place of employment by more than fifty miles.

The written agreement entered into between Mr. Biggs and the Company in connection with the commencement of his employment provides that 50% of the equity awards granted to him in April 2007 will vest in the event of a change in control.

Change in Control Severance Agreements

The Compensation Committee approved the Company’s entry into Executive Change in Control Severance Agreements with its executive officers effective May 1, 2009. These agreements provide for a lump sum cash payment based on the individual’s base salary and target incentive compensation, full acceleration of vesting on all unvested and outstanding equity awards, and payment of COBRA premiums for a limited period, if the individual is terminated without cause or resigns for good reason within a given period before or after a change in control. The terms of these agreements and estimated potential payment amounts are described in “Estimated Payments Upon Termination Without Cause or Related To a Change in Control” below.

The Compensation Committee believes that the benefits provided by these agreements encourage the continued attention, dedication and objectivity of the Company’s executives to their assigned duties without the distraction that might arise from the possibility, threat or occurrence of a change in control of the Company, and provide an incentive to the executives to continue to grow the Company’s overall business and support potential strategic transactions in the best interest of the Company and its stockholders. In approving these change in control severance benefits, the Compensation Committee considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies, including peer group companies, and the level of benefits provided.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as the Purchase Plan; medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans; and 401(k) plan, in each case on the same basis as other employees.

Tax Considerations

To maintain flexibility in compensating the Company’s officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. If it determines that such action is appropriate and in the Company’s best interest, the Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) of the Code, which currently limits deductibility of compensation in excess of $1 million paid to certain executive officers during a single year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Carol G. Mills

Timothy A. Howes

Keith Geeslin

COMPENSATION-RELATED RISK

The Compensation Committee, together with management, has reviewed the Company’s broad-based compensation practices and policies with its outside consultant Compensia, Inc. and has concluded that such practices and policies do not create risks that are likely to have a material adverse effect on the Company. The Company believes that its use of a mix of compensation elements, including a blend of short-term and long-term incentives, serves to incent the appropriate level of risk-taking behavior by its employees needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results. The Company’s short-term incentive program for all employees, other than quota-carrying sales personnel, is based solely upon the Company’s achievement of its operating profit target, which encourages employees to focus on operating the business in a profitable manner. While the short-term incentive program for sales personnel is based on sales bookings, the Company has implemented various processes and controls to provide appropriate oversight. The Company’s focus on short-term profitability and bookings is balanced with a long-term focus on growing the Company’s business and revenue, and enhancing stockholder returns, through its broad-based employee equity program.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by, or paid to the Company’s named executive officers during the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Brian M. NeSmith President and CEO	2010	350,000	—	480,900	807,624	69,563	27,870	(5)	1,735,957
	2009	350,000	—	489,501	769,142	1,575	—		1,610,218
	2008	250,000	—	729,729	1,187,307	85,550	16,602		2,269,188

Gordon C. Brooks Sr. Vice President and Chief Financial Officer (1)	2010	220,000	—	871,102	1,016,880	64,476	—		2,172,458

Michael J. Gennaro Interim Chief Financial Officer (2)	2010	—	—	—	—	—	346,425	(6)	346,425

Kevin T. Biggs	2010	300,000	—	107,401	179,472	290,069	6,405	(7)	883,347
Sr. Vice President, Worldwide Field Operations	2009	300,000	—	98,936	155,466	283,648	—		838,050
	2008	300,000	418,700	—	—	19,500	260,827		999,027

Betsy E. Bayha	2010	295,000	—	96,180	98,710	58,631	22,691	(8)	571,212
Sr. Vice President, General Counsel & Secretary	2009	295,000	—	98,936	155,466	1,328	—		550,730
	2008	275,000	—	—	—	93,225	—		368,225

David A. de Simone Sr. Vice President, Products & Technology	2010	325,000	—	641,200	358,944	64,594	22,647	(9)	1,412,385
	2009	325,400	100,000	197,888	310,932	1,463	—		935,683
	2008	250,000	—	364,865	857,500	85,550	—		1,557,915

(1)	Mr. Brooks commenced employment with the Company in September 2009. His base salary during fiscal 2010 was $330,000 per year.
(2)	Mr. Gennaro was retained on May 4, 2010, through an agreement with FLC Partners, LLC, an independent contractor, to serve as an interim Chief Financial Officer and Principal Financial and Accounting Officer. Mr. Gennaro ceased to perform services in September 2009.
(3)	The amounts in this column represent the aggregate grant date fair value of stock and option awards granted, computed in accordance with authoritative accounting literature for stock-based compensation awards. See Note 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 7, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair value of its stock and option awards.
(4)	Except with respect to Mr. Biggs, the amounts in this column for fiscal 2010 reflect amounts earned under the Profit Sharing Plan based upon the Company’s quarterly profitability during fiscal 2010. These amounts typically are paid in the quarter following the quarter for which earned, and are forfeited if the executive is not actively employed by the Company at the time of payment. The amounts reflected for Mr. Biggs are amounts earned under his Sales Compensation Plan.
(5)	Includes the cost of attendance at the Company’s President’s Club, which was $600, together with a tax gross up on such amount of $348 and payout of all accrued vacation of $26,922. Effective May 1, 2009, the Company implemented a new vacation accrual policy which eliminates the accrual of vacation for employees at the director level and above, including executives. All vacation pay then accrued was paid out.
(6)	Amounts paid reflect amounts paid to FLG Partners, LLC for Mr. Gennaro’s services.
(7)	Includes the cost of attendance by Mr. Biggs and his spouse at the Company’s President’s Club, which was $4,086, together with a tax gross up on such amount of $2,319.
(8)	Represents the payout of all accrued vacation of $22,691. Effective May 1, 2009, the Company implemented a new vacation accrual policy which eliminates the accrual of vacation for employees at the director level and above, including executives. All vacation pay then accrued was paid out.
(9)	Includes the cost of attendance at the Company’s President’s Club, which was $1,032, together with a tax gross up on such amount of $574 and payout of all accrued vacation of $21,041. Effective May 1, 2009, the Company implemented a new vacation accrual policy which eliminates the accrual of vacation for employees at the director level and above, including executives. All vacation pay then accrued was paid out.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2010

The following table sets forth each non-equity incentive plan award and equity award granted to the Company’s named executive officers during fiscal 2010.

Name	Grant Date(3)	Estimated Possible Payouts Under Non-Equity Incentive Awards ($)(1)		Approval Date	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target
Brian M. NeSmith	6/18/09	175,000		5/27/09	30,000	90,000	$16.03	1,288,524
Gordon C. Brooks (5)	9/17/09	110,000		8/20/09	33,350	100,000	$19.08	1,887,982
Michael J. Gennaro (7)	—	—		—	—	—	—	—
Kevin T. Biggs	6/18/09	350,000	(6)	5/27/09	6,700	20,000	$16.03	286,873
Betsy E. Bayha	6/18/09	147,500		5/27/09	6,000	11,000	$16.03	194,890
David A. de Simone	6/18/09	162,500		5/27/09	40,000	40,000	$16.03	1,000,144

(1)	Each named executive officer was eligible to participate in the Profit Sharing Plan during fiscal 2010, although the participation of Mr. Biggs represented only a portion of his sales compensation plan. Except for Mr. Biggs, the amounts shown in the “target” column reflect the target payment level under the Profit Sharing Plan and were equal to 50% of base salary for each quarter of eligibility. There was no minimum or maximum payment under the Profit Sharing Plan; however, no payments were made under the Profit Sharing Plan unless the threshold metric for payment was achieved. The operation of the Profit Sharing Plan is discussed in greater detail in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Profit Sharing Plan,” above. The actual amounts earned in fiscal 2010 for each named executive officer under the Profit Sharing Plan, and not then forfeited, are shown in the “Summary Compensation Table,” above.
(2)	With the exception of the award to Mr. Brooks, the amounts shown represent awards of restricted stock units granted as part of the Company’s fiscal 2010 refresh program. The restricted stock units vest as to one-fourth of the shares on each of July 15, 2010, July 15, 2011, July 15, 2012 and July 15, 2013. The award to Mr. Brooks was an inducement award of restricted stock units, and was made on December 2, 2009. The restricted stock units vest as to one-fourth of the restricted stock units on each of December 15, 2010, December 15, 2011, December 15, 2012 and December 15, 2013.
(3)

With the exception of the award to Mr. Brooks, these option grants will vest and become exercisable in equal monthly installments over 48 months from the grant date. Each option has a term of 10 years from the date of grant, subject to earlier expiration if the optionee’s service terminates. With the exception of the award to Mr. Brooks, the awards are refresh awards and, in accordance with the Company’s Equity Award Policy, the grant date for these awards was the third Thursday in June. The award to Mr. Brooks was an inducement award, and was made on September 17, 2009. This award can be exercised for 25% of the total amount of shares under the option on the one year anniversary date of the option commencement date; thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed. Each option has a term of 10 years from the date of grant, subject to earlier expiration if the optionee’s service terminates.

(4)	The amounts in this column represent the aggregate grant date fair value of stock and option awards granted in fiscal 2010 computed in accordance with authoritative accounting literature for stock-based compensation awards. See Note 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 7, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair value of its stock and option awards.
(5)	Mr. Brooks commenced employment with the Company in September 2009.
(6)	This amount reflects the target payment level under Mr. Biggs’ sales compensation plan, as described above in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Sales Compensation.”
(7)	The Company did not grant any equity or non-equity awards to Mr. Gennaro.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table sets forth information regarding each unexercised option and all unvested stock held by each of the Company’s named executive officers as of April 30, 2010.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Grant Date	Option Vesting Commencement Date	Option Expiration Date
Name	Exercisable		Unexercisable
Brian M. NeSmith	3,750	(2)	26,251	24.57	6/21/2007	6/21/2007	6/21/2017
	3,722	(2)	48,385	16.44	6/19/2008	6/19/2008	6/19/2018
	3,750	(2)	71,250	16.03	6/18/2009	6/18/2009	6/18/2019

Gordon C. Brooks	—	(3)	100,000	19.08	9/17/2009	9/01/2009	9/17/2019

Michael J. Gennaro (9)	—		—	—	—	—	—

Kevin T. Biggs	45,674	(3)	13,276	17.58	4/19/2007	1/02/2007	4/19/2017
	8,274	(2)	9,781	16.44	6/19/2008	6/19/2008	6/19/2018
	4,166	(2)	15,834	16.03	6/18/2009	6/18/2009	6/18/2019

Betsy E. Bayha	74,999	(3)	25,001	17.58	4/19/2007	4/02/2007	4/19/2017
	756	(2)	9,781	16.44	6/19/2008	6/19/2008	6/19/2018
	458	(2)	8,709	16.03	6/18/2009	6/18/2009	6/18/2019

David A. de Simone	81,000	(2)	—	7.09	10/08/2003	9/03/2003	9/3/2013
	20,668	(2)	—	9.33	5/26/2005	5/01/2005	5/23/2015
	46,040	(2)	18,960	24.57	6/21/2007	6/21/2007	6/21/2017
	16,550	(2)	19,560	16.44	6/19/2008	6/19/2008	6/19/2018
	8,333	(2)	31,667	16.03	6/18/2009	6/18/2009	6/18/2019

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brian M. NeSmith	67,181	(4)	2,185,398	—	—
Gordon C. Brooks	33,350	(5)	1,084,876	—	—
Michael J. Gennaro (9)	—		—	—	—
Kevin T. Biggs	25,361	(6)	824,993	—	—
Betsy E. Bayha	15,745	(7)	512,185	—	—
David A. de Simone	56,451	(8)	1,836,351	—	—

(1)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the NASDAQ closing price of the Company’s common stock on April 30, 2010, which was $32.53 per share.
(2)	The option becomes exercisable in 48 monthly installments as each month of service is completed beginning on the option commencement date.
(3)

Beginning on the one year anniversary date of the option vesting commencement date, the option could be exercised for 25% of the total amount of shares under the option. Thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed.

(4)	Comprised of the following equity awards (i) Mr. NeSmith was awarded 29,700 restricted shares of Common Stock on June 21, 2007 under the Company’s 1999 Stock Incentive Plan. The shares vested as to 25% of the shares on June 15, 2008, 25% on of June 15, 2009, and an additional 25% will vest on each of June 15, 2010 and June 15, 2011; (ii) Mr. NeSmith was awarded 29,775 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012; and (iii) Mr. NeSmith was awarded 30,000 restricted stock units on June 18, 2009 under the Company’s 2007 Plan. The restricted stock units vest as to 25% of the units on July 15, 2010, and an additional 25% will vest on each of July 15, 2011, July 15, 2012 and July 15, 2013.
(5)	Comprised of the following equity award: Mr. Brooks was awarded 33,350 restricted stock units on December 2, 2009. The restricted stock units vest as to 25% of the shares on December 15, 2010, and an additional 25% will vest on each of December 15, 2011, December 15, 2012 and December 15, 2013.
(6)	Comprised of the following equity awards (i) Mr. Biggs was awarded 70,800 restricted shares of Common Stock in April 2007, in connection with the commencement of his employment, under the Company’s 1999 Stock Incentive Plan. The shares vested as to 23.77% of the shares on December 15, 2007; an additional 6.25% will vest each quarter thereafter and the balance of the shares will vest on January 2, 2011. If the Company is acquired, an additional 50% of the shares will become vested; (ii) Mr. Biggs was awarded 6,018 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012; and (iii) Mr. Biggs was awarded 6,700 restricted stock units on June 18, 2009 under the Company’s 2007 Plan. The restricted stock units vest as to 25% of the units on July 15, 2010, and an additional 25% will vest on each of July 15, 2011, July 15, 2012 and July 15, 2013.
(7)	Comprised of the following equity awards: (i) Ms. Bayha was awarded 20,000 restricted shares of Common Stock, in connection with the commencement of her employment in April 2007, under the Company’s 1999 Stock Incentive Plan. The shares vested as to 23.84% of the shares on March 15, 2008; an additional 6.25% will vest each quarter thereafter and the balance of the shares will vest on April 2, 2011; (ii) Ms. Bayha was awarded 6,018 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012; and (iii) Ms. Bayha was awarded 6,000 restricted stock units on June 18, 2009 under the Company’s 2007 Plan. The restricted stock units vest as to 25% of the units on July 15, 2010, and an additional 25% will vest on each of July 15, 2011, July 15, 2012 and July 15, 2013.
(8)	Comprised of the following equity awards: (i) Mr. de Simone was awarded 14,850 restricted shares of Common Stock on June 21, 2007, under the Company’s 1999 Stock Incentive Plan. The shares vest as to 25% of the shares on June 15, 2008, 25% on June 15, 2009, and an additional 25% will vest on each of June 15, 2010 and June 15, 2011; (ii) Mr. de Simone was awarded 12,037 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012; and (iii) Mr. de Simone was awarded 40,000 restricted stock units on June 18, 2009 under the Company’s 2007 Plan. The restricted stock units vest as to 25% of the units on July 15, 2010, and an additional 25% will vest on each of July 15, 2011, July 15, 2012 and July 15, 2013.
(9)	Mr. Gennaro was not granted, and did not hold, any equity awards.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by the Company’s named executive officers, and the vesting of restricted stock held by the Company’s named executive officers, during fiscal 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian M. NeSmith	160,216	1,493,552	14,869	252,190
Gordon C. Brooks (3)	—	—	—	—
Michael J. Gennaro (4)	—	—	—	—
Kevin T. Biggs	11,850	109,952	19,205	441,856
Betsy E. Bayha	9,351	143,035	6,505	143,826
David A. de Simone	70,332	1,519,955	19,098	315,532

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the NASDAQ closing price of the Common Stock on the date of exercise (for cash exercises) and the difference between the exercise price and the price of the Common Stock sold (for same day sales transactions).
(2)	Based on the NASDAQ closing price of the Common Stock on the vesting date.
(3)	Mr. Brooks joined the Company on September 1, 2009, and had no vested equity awards during fiscal 2010.
(4)	Mr. Gennaro was not granted, and does not hold, any equity awards.

ESTIMATED PAYMENTS UPON TERMINATION WITHOUT CAUSE OR RELATED TO A CHANGE IN CONTROL

The table below reflects the potential payments and benefits to which each named executive officer would be entitled as a consequence of the involuntary termination of his or her employment, or resignation with good reason, generally and in connection with a change in control, as discussed in “Change in Control Severance Agreements” below. The amounts shown in the table below assume that both the change in control and the executive’s termination occurred on April 30, 2010, and that all eligibility requirements under the applicable plan, policy or agreement were met.

Name	Cash Severance ($)		Unexercisable Options that Vest ($)(4)	Restricted Stock that Vests ($)(4)	Total ($)
Brian M. NeSmith:
Resignation for good reason/involuntary termination without cause	175,000	(1)	—	—	175,000
Resignation/termination related to change in control	729,819	(2)	2,163,098	2,185,398	5,078,315

Gordon C. Brooks:
Resignation for good reason/involuntary termination without cause	165,000	(1)	—	—	165,000
Resignation/termination related to change in control	432,379	(3)	1,345,000	1,084,876	2,862,255

Michael J. Gennaro (6)	—		—	—	—

Kevin T. Biggs:
Resignation for good reason/involuntary termination without cause	150,000	(1)	—	—	150,000
Resignation/termination related to change in control	669,879	(3)	617,180	824,993	2,112,052
Change in control without resignation/termination (5)	—		99,271	12,681	111,952

Betsy E. Bayha:
Resignation for good reason/involuntary termination without cause	147,500	(1)	—	—	147,500
Resignation/termination related to change in control	381,851	(3)	674,965	512,185	1,569,001

David A. de Simone:
Resignation for good reason/involuntary termination without cause	162,500	(1)	—	—	162,500
Resignation/termination related to change in control	419,351	(3)	988,148	1,836,351	3,243,850

(1)	The Company’s Executive Separation Policy provides for severance equal to six months base salary if an executive resigns for good reason or is terminated without cause.

(2)	For the Company’s CEO, the severance payment is equal to 150% of annual base salary and 100% of the CEO’s annual target incentive compensation (consisting of amounts payable under the Company’s Profit Sharing Plan at target). This agreement also provides for the reimbursement of COBRA premiums for an 18 month period.
(3)	For the Company’s executive officers, other than the CEO, the severance payment is equal to 100% of annual base salary and 50% of the employee’s annual target incentive compensation (consisting of amounts paid under the Company’s Profit Sharing Plan at target or, for sales employees, amounts payable under the executive’s sales compensation plan at target). These agreements also provide for the reimbursement of COBRA premiums for a 12 month period.
(4)	The NASDAQ closing price of the Common Stock on April 30, 2010 was $32.53, which was used as the value of the Common Stock in the table. The value of the vesting acceleration was calculated by multiplying the number of unvested options and unvested restricted shares on April 30, 2010, by the spread between the NASDAQ closing price of the Common Stock on April 30, 2010 and the exercise price for such unvested option or unvested shares.
(5)	Mr. Biggs and the Company entered into a written agreement in connection with the commencement of his employment, which provides that 50% of the shares under the stock option granted to him in April 2007 and 50% of the restricted shares awarded to him in April 2007 will vest in the event of a change in control.
(6)	Mr. Gennaro was not entitled to severance or change in control benefits.

Change in Control Severance Agreements

Effective May 1, 2009, the Compensation Committee approved an Executive Change in Control Severance Agreement to be entered into with each of Messrs. Biggs and de Simone and Ms. Bayha, as well as certain other members of the Company’s management team, and a CEO Change in Control Severance Agreement (individually and collectively, a “Change in Control Agreement”). The forms of Change in Control Agreements were amended and restated in August 2009 to provide that the incentive compensation component paid to the executive would be based on target incentive compensation in order to make the estimated payments more predictable. The Company entered into a Change in Control Severance Agreement with Mr. Brooks upon his appointment as Chief Financial Officer.

The benefits payable to the executives under the Change in Control Agreement shall not be duplicative of any benefits available under the Executive Separation Policy, the Company’s equity award plans and applicable law.

Pursuant to the Change in Control Agreements, a change in control is deemed to occur upon (i) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which the executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity; (ii) the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which executive has not less than a 5% beneficial interest); (iii) any acquisition by any person or persons (other than any entity or group in which the executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; or (iv) if during any period of 12 consecutive months, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved or recommended by at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period and any such newly approved directors.

The Change in Control Agreements provide that if an executive’s employment is terminated without cause or if the executive terminates his or her employment for good reason within 18 months after or 2 months before a change in control, the executive shall receive change in control severance benefits. Executives other than the CEO will receive the following change in control severance benefits: (i) a lump sum cash payment equal to the sum of (A) executive’s then-existing annual base salary and (B) 50% of the executive’s annual target incentive compensation under the employee’s then existing incentive compensation plan (e.g., as of May 1, 2009, the Company’s profit sharing plan or, with respect to sales executives, the approved sales compensation plan); (ii) full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and (iii) payment of COBRA premiums until the earlier of (A) 12 months following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer. Mr. NeSmith’s change in control severance benefits consist of: (i) a lump sum cash payment equal to the sum of (A) 150% of Mr. NeSmith’s then-existing annual base salary and (B) the annual target incentive compensation under Mr. NeSmith’s then existing incentive compensation plan (e.g., as of May 1, 2009, the Company’s profit sharing plan); (ii) full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and (iii) payment of COBRA premiums until the earlier of (A) 18 months following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer.

In order to receive the change in control severance benefits, the executive must sign a general release of claims and comply with certain post termination confidential and non-disclosure obligations.

In the event that any change in control severance benefits payable to an executive pursuant to his or her Change in Control Agreement constitute a “parachute payment” within the meaning of Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code, then the executive’s benefits shall be either delivered in full or delivered as to such lesser extent that would result in no portion of such benefits being subject to such tax provisions, whichever of the foregoing amounts results in the receipt by the executive of the greatest amount of benefits on an after-tax basis. The executive is solely responsible for the payment of any taxes due as a result of a parachute payment, and the Company will not “gross up” the amount paid to cover taxes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. For purposes of this policy, consistent with the NASDAQ Marketplace Rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to the Company’s annual directors’ and officers’ questionnaire. The policy itself is annually reviewed and was last reviewed in August 2010.

Indemnification Obligations

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company amended and restated its standard form of indemnification agreement for directors and executive officers in August 2007. As of August 1, 2010, each of the Company’s current directors and executive officers has executed an agreement in that form. The Company also agreed to indemnify FLG Partners, LLC against certain liabilities that may arise in connection with the services provided by Michael Gennaro as interim Chief Financial Officer.

The Company has and expects to have indemnification obligations to certain current and former officers and directors in connection with matters relating to the Stock Option Investigation.

Transactions with Francisco Partners

The Company has engaged in certain financing transactions with entities affiliated with Francisco Partners. Keith Geeslin has been a Partner of Francisco Partners since January 2004.

On June 22, 2006, the Company sold an aggregate of $42,060,000 in equity securities to entities affiliated with Francisco Partners and entities affiliated with Sequoia Capital in the Series A Financing. The Series A Financing consisted of 42,060 shares of Series A Preferred Stock priced at $1,000.00 per share. Entities affiliated with Francisco Partners purchased $25,236,000 of Series A Preferred Stock in the financing and entities affiliated with Sequoia Capital purchased $16,824,000 of Series A Preferred Stock in the financing. In connection with the sale of the shares of Series A Preferred Stock, the Company also entered into an Investors’ Rights Agreement with entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and Network Appliance, Inc. Entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and the Company entered into a Voting Agreement pursuant to which Francisco Partners and Sequoia Capital agree to vote their shares in the case of an election of the director to be elected by the holders of Series A Preferred Stock. On June 22, 2006, in connection with the Series A Financing, the Company appointed Keith Geeslin to the Company’s Board of Directors, and on April 30, 2007, the Series A Investors, voting as a separate class, re-elected Mr. Geeslin to the Board. At the fiscal 2007 Annual Meeting, the Series A Investors no longer had the right to vote as a separate class to elect a director, but did have the right to designate a nominee that was reasonably acceptable to the Board of Directors. Mr. Geeslin was designated as the Series A director nominee for election at the fiscal 2007 Annual Meeting, and was nominated for election by the Board of Directors. He was thereafter elected to the Board of Directors by the Company’s stockholders.

On June 2, 2008, pursuant to a Note Purchase Agreement, dated April 20, 2008, the Company issued $80 million aggregate principal amount of its Zero Coupon Convertible Senior Notes due 2013 (the “Notes”) and warrants to purchase an aggregate of 385,356 shares of Common Stock of the Company at an exercise price of $20.76 (the “Warrants”) to entities affiliated with Francisco Partners and to Manchester Securities Corp. in a private placement. The Notes are initially convertible into 3,853,564 shares of Common Stock at the holders’ option at any time prior to maturity at the initial conversion price of $20.76. The Notes do not bear interest. On June 2, 2008, pursuant to the Note Purchase Agreement, the Company also entered into a Registration Rights Agreement, containing customary terms and conditions providing for the registration of the Common Stock underlying the Notes and Warrants issued to the entities affiliated with Francisco Partners. The Company used the $80 million proceeds from the private placement to help fund its acquisition of Packeteer.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, including the financial statements, schedules and list of exhibits. Requests should be sent to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, CA 94085, Attn: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Secretary, or contact the Company’s corporate secretary by telephone at (408) 220-2200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For Fiscal 2011 Annual Meeting

The Company anticipates holding its Annual Meeting for the fiscal year ending April 30, 2011 in October 2011. Stockholder proposals that are intended to be presented at the fiscal 2011 meeting and that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the SEC must (a) be received by the Company no later than April 22, 2011, and (b) satisfy the conditions established by the SEC for stockholder proposals to be included in the Company’s proxy statement for that meeting. If the date of next year’s annual meeting of stockholders is not within 30 days of the anniversary date of the fiscal 2010 Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be a reasonable time before the Company begins to print and send its proxy materials.

Stockholders who intend to present a proposal at the fiscal 2011 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide advance notice of such proposal to the Company but not earlier than July 9, 2011 and not later than August 8, 2011 . If the date of next year’s annual meeting of stockholders is more than 30 days before the anniversary date of the fiscal 2010 Annual Meeting or 60 days after such anniversary date, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be the later of (i) 70 days prior to the date of the meeting, and (ii) the date 10 days after public announcement of the meeting date. Such stockholder proposals should be addressed to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary. Stockholders are advised to review the Company’s bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Sunnyvale, California

August 20, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ARE THE RECORD HOLDER OF THE SHARES AND ATTEND THE ANNUAL MEETING, YOU MAY CHANGE YOUR PROXY VOTE AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Appendix A

BLUE COAT SYSTEMS, INC.

AMENDED AND RESTATED

2007 STOCK INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Non-Employee Members of the Board and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Non-Employee Members of the Board and Consultants with exceptional qualifications and (c) linking Employees, Non-Employee Members of the Board and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition. The Compensation Committee of the Board shall administer the Plan. The Committee shall consist exclusively of two or more members of the Board, who shall be appointed by the Board. In addition, each member of the Committee shall meet the following requirements:

(a) Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code, to the extent deemed advisable by the Board;

(c) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(d) Any other requirements imposed by applicable law, regulations or rules.

2.2 Committee Responsibilities. The Committee shall (a) select the Employees, Non-Employee Members of the Board and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) make all other decisions relating to the operation of the Plan and (e) carry out any other duties delegated to it by the Board under the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Non-Officer Grants. The Board may also appoint an additional committee of the Board composed of two or more directors of the Company. The members of the additional committee need not satisfy the requirements of Section 2.1. Such committee or the Board may (a) administer the Plan with respect to Employees and Consultants who are not Non-Employee Members of the Board and are not considered executive officers of the Company under section 16 of the Exchange Act, (b) grant Awards under the Plan to such Employees and Consultants and (c) determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include the Board or an additional committee to whom the Board has delegated the required authority under this Section 2.3.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed (a) 6,400,000 shares plus the number of Common Shares reserved against options or awards outstanding under the Predecessor Plans on the Effective Date plus (b) the Common Shares described in Section 3.2. Common Shares awarded as Restricted Shares or Stock Units will be counted against the share reserve as 1.5 Common Shares for every one Common Share subject thereto. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. All Common Shares available under the Plan may be issued upon the exercise of ISOs. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 12.

3.2 Shares Returned to Reserve. If Options, SARs or Stock Units are forfeited or terminate before being exercised or settled, then the Common Shares subject to such Options, SARs or Stock Units shall again become available for issuance under the Plan. If SARs or Options are exercised, then all of the Common Shares (if any) actually issued in settlement of such SARs or Options plus any Common Shares that represent payment of the exercise price and/or applicable tax withholding shall reduce the number available under Section 3.1. If Stock Units are settled, then all of the Common Shares (if any) actually issued in settlement of such Stock Units plus any Common Shares not issued to cover the withholding obligation with respect to the settlement shall reduce the number available under Section 3.1. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, then such Common Shares shall again become available for issuance under the Plan. Further, if Restricted Shares or Stock Units are forfeited or repurchased by the Company, then 1.5 times the number of Common Shares so forfeited or repurchased will again become available for issuance under the Plan.

3.3 Dividend Equivalents. Any dividend equivalents payable in Common Shares or Stock Units paid or credited under the Plan shall be applied against the number of Common Shares that may be issued under the Plan.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants. Only Employees, Non-Employee Members of the Board and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to anyother terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 12. Options granted to an Optionee in a single fiscal year of the Company shall not cover more than 500,000 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her Service commences may cover up to 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to Options granted pursuant to an assumption of, or substitution for, another option in a manner that would satisfy the requirements of section 424(a) of the Code, whether or not such section is applicable.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Article 12, neither the Committee nor any other person may decrease the exercise price for any outstanding Option after the date of grant nor cancel or allow an optionee to surrender an outstanding Option to the Company as consideration for the grant of a new Option with a lower exercise price, the grant of another type of Award or cash, the effect of which is to reduce the exercise price of any outstanding Option.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is a Non-Employee Member of the Board or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Committee’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Other Forms of Payment. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7. INTENTIONALLY OMITTED

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to an Optionee in a single fiscal year shall in no event pertain to more than 500,000 Common Shares, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her Service commences may pertain to a maximum of 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

8.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to SARs granted pursuant to an assumption of, or substitution for, another SAR in a manner that would satisfy the requirements of section 424(a) of the Code if such section were applicable.

8.4 Exercisability and Term. Each SAR Agreement shall specify the date all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of the SAR shall in no event exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated exercisability in event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

8.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

8.6 Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Article 12, neither the Committee nor any other person may decrease the Exercise Price for any outstanding SAR after the date of grant nor cancel or allow an Optionee to surrender an outstanding SAR to the Company as consideration for the grant of a new SAR with a lower exercise price, the grant of another type of Award or cash, the effect of which is to reduce the exercise price of any outstanding SAR.

ARTICLE 9. RESTRICTED SHARES.

9.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, past services and future services.

9.3 Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. In no event shall vesting be at a rate faster than (a) one (1) year following the date of grant if vesting is subject to achievement of performance goals, and (b) three (3) years following the date of grant if vesting is not subject to achievement of performance goals; provided, however, that an Award may vest in annual installments in the event it vests over multiple years and provided further that Awards of Restricted Shares or Stock Units totaling not more than 10% of the total number of shares authorized for grant under the Plan may vest on such other schedule as the Committee may determine. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years (the “Performance Period”) equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A to the extent such Award is intended to qualify under the provisions of Section 162(m) of the Internal Revenue Code. The Committee shall identify such target not later than the 90th day of the Performance Period, but in no event after 25% of the Performance Period has elapsed. In no event shall more than 250,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that up to 500,000 Restricted Shares subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Company in which his or her Service commences. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

9.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting rights as the Company’s other stockholders. Except as provided in Article 12, no dividends shall be paid on Restricted Shares.

ARTICLE 10. STOCK UNITS.

10.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

10.3 Vesting Conditions. Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement, provided that in no event shall vesting be at a rate faster than one (1) year following the date of grant if vesting is subject to achievement of performance goals and vesting shall be over a period of at least three (3) years from the date of grant if not subject to achievement of performance goals; provided, however, that an Award may vest in annual installments in the event it vests over multiple years and provided further that Awards of Restricted Shares or Stock Units totaling not more than 10% of the total number of shares authorized for grant under the Plan may vest on such other schedule as the Committee may determine. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A to the extent such Award is intended to qualify under the provisions of Section 162(m) of

Internal Revenue Code. The Committee shall identify such target not later than the 90th day of such period, but in no event after 25% of the Performance Period has elapsed. In no event shall more than 250,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that up to 500,000 Stock Units subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Company in which his or her Service commences. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

10.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Except as provided in Article 12, no dividends or dividend equivalents shall be paid on Restricted Shares.

10.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 12.

10.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. CHANGE IN CONTROL.

11.1 Effect of Change in Control. In the event of any Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the Common Shares at the time subject to such Award and may be exercised for any or all of those shares as fully-vested Common Shares. However, an outstanding Award shall not so accelerate if and to the extent such Award is, in connection with the Change in Control, either to be continued by the Company or assumed or converted (as provided in Section 12.3(e)) by the successor corporation (or parent thereof), or to be replaced with a comparable Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of Award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.

11.2 Involuntary Termination. In addition, in the event that the Award is assumed by the successor corporation (or parent thereof) and the Participant experiences an Involuntary Termination within eighteen months following a Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Involuntary Termination, become fully exercisable for all of the Common Shares at the time subject to such Award and may be exercised for any or all of those shares as fully-vested Common Shares.

ARTICLE 12. PROTECTION AGAINST DILUTION.

12.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a)	The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b)	The limitations set forth in Sections 5.2, 7.1, 7.2, 8.2, 9.3 and 10.3;

(c)	The number of Common Shares covered by each outstanding Option and SAR;

(d)	The Exercise Price under each outstanding Option and SAR; and

(e)	The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 12, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

12.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

12.3 Reorganizations. In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of such Options and SARs and full vesting of such Common Shares may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e) The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Common Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Common Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Common Shares would have vested. If the Exercise Price of the Common Shares subject to such Options and SARs exceeds the Fair Market Value of such Common Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the Common Shares subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 13. LIMITATION ON RIGHTS.

13.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Non-Employee Member of the Board or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Non-Employee Member of the Board or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

13.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or the acquisition of such Common Shares is entered upon the records of the duly authorized transfer agent of the Company or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

13.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 14. WITHHOLDING TAXES.

14.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

14.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit, and in its discretion may require, such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date they are withheld or surrendered. This Section 14.2 shall apply only to the minimum extent required by applicable tax laws.

ARTICLE 15. LIMITATION ON PAYMENTS.

15.1 Scope of Limitation. This Article 15 shall apply to an Award only if the independent auditors selected for this purpose by the Committee (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 15 than it was before the application of this Article 15. If this Article 15 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

15.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 15, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

15.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 15, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 15 shall be binding upon the Company and the Participant and shall be made within 60 days of the date a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

15.4 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

15.5 Related Corporations. For purposes of this Article 15, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 16. FUTURE OF THE PLAN.

16.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date approved by the Company’s stockholders at the Annual Meeting in 2007. The Plan shall remain in effect until the earlier of (a) the date the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date the Board adopted the Plan. The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans after the Effective Date. All options outstanding under the Predecessor Plans as of such date shall, immediately upon effectiveness of the Plan, be deemed incorporated into the Plan but shall remain outstanding in accordance with their terms. Each outstanding option under the Predecessor Plans shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of Common Shares.

16.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not adversely affect any Award previously granted under the Plan.

16.3 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 17. DEFINITIONS.

17.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.2 “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

17.3 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4 “Cause” means:

(a) An unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b) A material breach by the Participant of any agreement between the Participant and the Company;

(c) A material failure by the Participant to comply with the Company’s written policies or rules;

(d) The Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(e) The Participant’s gross misconduct, including (without limitation) fraud, embezzlement or dishonesty;

(f) A continuing failure by the Participant to perform assigned duties after receiving written notification of such failure from the Board; or

(g) A failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

17.5 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6 “Code” means the Internal Revenue Code of 1986, as amended.

17.7 “Committee” means the Compensation Committee of the Board, as further described in Article 2.

17.8 “Common Share” means one share of the common stock of the Company.

17.9 “Company” means Blue Coat Systems, Inc., a Delaware corporation.

17.10 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

17.11 “Effective Date” shall mean the date the Plan is effective as set forth in Section 16.1.

17.12 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate who is newly hired as a employee by the Company, or who is rehired following a bona fide period of interruption of employment, including persons who become new employees of the Company, a Parent, a Subsidiary or an Affiliate in connection with a merger or acquisition.

17.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.14 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

17.15 “Fair Market Value” means the closing price of the Common Shares as reported on Nasdaq or such other exchange on which the Common Shares are then traded on the applicable date or, if that date is not a trading day, the next trading day. If Common Shares are no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

17.16 “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(b) such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her level of responsibility, (B) a reduction in his or her level of base salary, or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the individual’s consent.

17.17 “ISO” means an incentive stock option described in section 422(b) of the Code.

17.18 “Non-Employee Member of the Board” means a member of the Board who is not an Employee.

17.19 “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.20 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

17.21 “Optionee” means an individual or estate holding an Option or SAR.

17.22 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.23 “Participant” means an individual or estate holding an Award.

17.24 “Plan” means this Blue Coat Systems, Inc. 2007 Stock Incentive Plan, as amended from time to time.

17.25 “Predecessor Plans” means the Company’s existing 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, and 2007 New Employee Stock Incentive Plan.

17.26 “Restricted Share” means a Common Share awarded under the Plan.

17.27 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.28 “SAR” means a stock appreciation right granted under the Plan.

17.29 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.30 “Service” means service as an Employee, Non-Employee Member of the Board or Consultant.

17.31 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.32 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

17.33 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

17.34 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

APPENDIX A

PERFORMANCE CRITERIA FOR RESTRICTED SHARES AND STOCK UNITS

The Committee may establish milestones derived from the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance:

The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, gross profit margins, revenues, return on assets, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: asset write-downs; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for Board-approved reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items described in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on October 7, 2010.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/BCSI

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Brian M. NeSmith

04 - Keith Geeslin

For Withhold

02 - David W. Hanna

05 - James R. Tolonen

For Withhold

03 - James A. Barth

06 - Carol G. Mills

For Withhold

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

3. To amend the share reserve under the Company’s 2007 Stock Incentive Plan as described in the Proxy Statement.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title .

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy — BLUE COAT SYSTEMS, INC.

420 North Mary Avenue, Sunnyvale, California 94085

This Proxy is Solicited on Behalf of the Board of Directors of Blue Coat Systems, Inc. for the Annual Meeting of Stockholders to be held on October 7, 2010

The undersigned holder of Common Stock, par value $.0001, of Blue Coat Systems, Inc. (the “Company”) hereby appoints Brian M. NeSmith and Gordon C. Brooks, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, October 7, 2010 at 4:00 p.m. local time, located at the headquarters of the Company at 420 North Mary Avenue, Sunnyvale, California 94085, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE